Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

PRIME IMPACT ACQUISITION I,

CHECHE MERGER SUB INC.,

CHECHE GROUP INC.,

and

CHECHE TECHNOLOGY INC.

Dated as of January 29, 2023

i

4.23	Brokers	47
4.24	Control Documents.	47
4.25	Exclusivity of Representations and Warranties	47
4.26	Company’s Investigation and Reliance	48

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SPAC, HOLDINGS AND MERGER SUB		48

5.01	Corporate Organization	48
5.02	Constitutional Documents	49
5.03	Capitalization	49
5.04	Authority Relative to This Agreement	50
5.05	No Conflict; Required Filings and Consents	51
5.06	Compliance	51
5.07	SEC Filings; Financial Statements; Sarbanes-Oxley	52
5.08	Business Activities; Absence of Certain Changes or Events	53
5.09	Absence of Litigation	54
5.10	Board Approval; Vote Required	54
5.11	No Prior Operations of Holdings and Merger Sub	55
5.12	Brokers	55
5.13	SPAC Trust Fund	55
5.14	Taxes	56
5.15	Registration and Listing	58
5.16	Insurance	58
5.17	Agreements; Contracts and Commitments	58
5.18	Title to Property	59
5.19	Employees	59
5.20	Intellectual Property	59
5.21	Investment Company Act	59
5.22	SPAC’s, Holdings’ and Merger Sub’s Investigation and Reliance	59
5.23	Exclusivity of Representations and Warranties	60

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGERS		60

6.01	Conduct of Business by the Company Pending the Mergers	60
6.02	Conduct of Business by SPAC, Holdings and Merger Sub Pending the Mergers	64
6.03	Claims Against Trust Account	66

ARTICLE VII ADDITIONAL AGREEMENTS		67

7.01	No Solicitation	67
7.02	Registration Statement; Proxy Statement	69
7.03	Company Shareholder Approval	72
7.04	SPAC Shareholders’ Meeting, Holdings’ Shareholder’s Approval and Merger Sub Shareholder’s Approval	72
7.05	Access to Information; Confidentiality	73
7.06	Incentive Equity Plan	74
7.07	Directors’ and Officers’ Indemnification	74
7.08	Notification of Certain Matters	77

ii

7.09	Further Action; Reasonable Best Efforts; PIPE Investment	77
7.10	Public Announcements	78
7.11	Stock Exchange Listing	78
7.12	Antitrust	79
7.13	Trust Account; SPAC Operating Account	80
7.14	Tax Matters	80
7.15	Directors	81
7.16	SPAC Public Filings	81
7.17	Litigation	81
7.18	PCAOB Financial Statements	82
7.19	Overseas Securities Offering and Listing Filings	82

ARTICLE VIII CONDITIONS TO THE MERGERS		83

8.01	Conditions to the Obligations of Each Party	83
8.02	Conditions to the Obligations of SPAC, Holdings and Merger Sub	84
8.03	Conditions to the Obligations of the Company	85

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		86

9.01	Termination	86
9.02	Effect of Termination	87
9.03	Expenses	87
9.04	Amendment	88
9.05	Waiver	88

ARTICLE X GENERAL PROVISIONS		88

10.01	Notices	88
10.02	Nonsurvival of Representations, Warranties and Covenants	89
10.03	Severability	89
10.04	Entire Agreement; Assignment	90
10.05	Parties in Interest	90
10.06	Governing Law	90
10.07	Waiver of Jury Trial	90
10.08	Headings	91
10.09	Counterparts	91
10.10	Specific Performance	91
10.11	No Recourse	91
10.12	Conflicts and Privilege	92

Exhibit A	Form of Amended and Restated Registration Rights Agreement
Exhibit B	Form of Constitutional Documents of the Surviving Company
Exhibit C	Form of Omnibus Incentive Plan

Schedule A	Company Knowledge Parties
Schedule B	Key Company Shareholders
Schedule C	Holdings Director Nominees

Schedule I	Certain Directors and Advisors of SPAC
Schedule II	Company Material Adverse Effect Knowledge Parties

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of January 29, 2023 (this “Agreement”), is entered into by and among Prime Impact Acquisition I, a Cayman Islands exempted company (together with its successor, “SPAC”), Cheche Group Inc., a Cayman Islands exempted company (“Holdings”), Cheche Merger Sub Inc., a Cayman Islands exempted company and wholly owned direct Subsidiary of Holdings (“Merger Sub”), and Cheche Technology Inc., a Cayman Islands exempted company (the “Company”). SPAC, Holdings, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, Holdings is a wholly owned direct Subsidiary of Prime Impact Cayman, LLC (the “Sponsor”), a Cayman Islands limited liability company;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Act (As Revised) (the “Companies Act”), the Parties will enter into a business combination transaction pursuant to which (a) on the Closing Date, SPAC will merge with and into Holdings (the “Initial Merger”), with Holdings surviving the Initial Merger (Holdings, in its capacity as the surviving company of the Initial Merger, is sometimes referred to herein as the “Surviving Company”), and (b) on the Closing Date but after the Initial Merger Effective Time, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers”), with the Company surviving the Acquisition Merger as a wholly owned Subsidiary of the Surviving Company (the Company, in its capacity as the surviving company of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Company”);

WHEREAS, each of the parties agrees that for U.S. federal income tax purposes, (a) it is intended that (i) the Initial Merger qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code to which SPAC and Holdings are parties within the meaning of Section 368(b) of the Code and (ii) the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which Holdings, Merger Sub and the Company are parties within the meaning of Section 368(b) of the Code; and (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to each of (i) the Initial Merger and (ii) the Acquisition Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions are in the best interests of the Company, (b) approved and adopted this Agreement and the Transactions and declared their advisability, and (c) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the Company’s shareholders (the “Company Recommendation”);

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that this Agreement and the Transactions are in the best interests of SPAC, (b) approved and adopted this Agreement and the Transactions and declared their advisability, and (c) recommended that the shareholders of SPAC approve and adopt this Agreement and approve the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Acquisition Merger are in the best interests of Merger Sub, (b) approved and adopted this Agreement and the Acquisition Merger and declared their advisability, and (c) recommended that the sole shareholder of Merger Sub approve and adopt this Agreement and approve the Acquisition Merger and directed that this Agreement and the Acquisition Merger be submitted for consideration by the sole shareholder of Merger Sub;

WHEREAS, the board of directors of Holdings (the “Holdings Board”) has unanimously (a) determined that this Agreement and the Transactions are in the best interests of Holdings, (b) approved and adopted this Agreement and the Transactions and declared their advisability, and (c) recommended that the sole shareholder of Holdings approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the sole shareholder of Holdings;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and the Key Company Shareholders, as shareholders holding Company Capital Shares sufficient to constitute the Requisite Company Shareholder Approval, are entering into a Shareholder Support Agreement, dated as of the date hereof (the “Company Shareholder Support Agreement”), providing that, among other things, the Key Company Shareholders will vote their Company Capital Shares in favor of this Agreement and the Transactions (including the Mergers);

WHEREAS, in connection with the Acquisition Closing, Holdings, the Sponsor and certain other shareholders of SPAC and certain shareholders of the Company shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by SPAC and the Company); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and each of the individuals set forth on Schedule I has executed and delivered to the Company the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other Transaction Documents and the Transactions.

WHEREAS, prior to the Initial Closing (as defined below), Holdings may enter into one or more subscription agreements (each, a “PIPE Subscription Agreement”) with third party investors named therein (such investors, collectively, with any permitted assignees or transferees, the “PIPE Investors”), in each case, on terms mutually acceptable to the SPAC and the Company, pursuant to which, on the terms and subject to the conditions set forth therein, immediately following the Initial Merger Effective Time and prior to the Acquisition Merger Effective Time, such PIPE Investors will purchase from the Surviving Company newly issued Surviving Company Class A Ordinary Shares or other Equity Securities of the Surviving Company (the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions. For purposes of this Agreement:

“2019 Equity Incentive Plan” means the Company’s 2019 Equity Incentive Plan as such may have been amended, supplemented or modified from time to time.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Fully Diluted Company Shares” means, without duplication, (a) the aggregate number of Company Ordinary Shares that are (i) (x) issued and outstanding and (y) held in the Company’s treasury immediately prior to the Acquisition Merger Effective Time, (ii) issuable directly or indirectly upon, or subject to, the conversion, exercise or settlement of any Company Equity Interests issued and outstanding immediately prior to the Acquisition Merger Effective Time, including Company Preferred Shares, Company Options, Company Restricted Shares and the Company Warrant, in each case, that are issued and outstanding immediately prior to the Acquisition Merger Effective Time, or (iii) issuable pursuant to any Permitted Equity Financing.

“Aggregate Merger Consideration” means a number of Surviving Company Ordinary Shares equal to the quotient obtained by dividing (i) the Company Valuation, by (ii) $10.00.

“Ancillary Agreements” means the Registration Rights Agreement, the Sponsor Support Agreement, the Company Shareholder Support Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub, the Company or Holdings in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Business Combination” has the meaning ascribed to such term in the SPAC Articles of Association.

“Business Data” means all business information and data that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY, the PRC, the Cayman Islands or Hong Kong; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), communications and telecommunications networks, servers, peripherals and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service” or installed on premises, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“CAC” means the Cyberspace Administration of the PRC.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as in effect from time to time, together with all amendments thereto and all regulations and guidance issued by any Governmental Authority with respect thereto, any executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, and any analogous or similar provisions under applicable Law.

“Company Capital Shares” means the Company Ordinary Shares and the Company Preferred Shares.

“Company Constitutional Documents” means (i) the sixth amended and restated articles of associations of the Company, and (ii) the fifth amended and restated shareholders agreement dated November 3, 2022, by and among the Company and certain of its shareholders, in each case as amended, modified or supplemented from time to time.

“Company Equity Interests” means Company Capital Shares, Company Options, Company Restricted Shares and the Company Warrant.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, as appointed by the Company, and (b) subject to Section 9.03, any and all filing fees payable by the Company or any of its Subsidiaries or their respective Affiliates to the Governmental Authorities in connection with the Transactions.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or used or held for use in the conduct of the business of the Company and its Company Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets, liabilities, operations, or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company or the Company Subsidiaries); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or at the written request of, or with the written consent of, SPAC; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any matter specifically set forth on the Company Disclosure Schedule; (h) any Effect to the extent actually known by those individuals set forth on Schedule II on or prior to the date hereof; or (i) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (i) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect), except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Options” means all outstanding options to purchase 108,206,300 Company Ordinary Shares, whether or not exercisable and whether or not vested, granted under the 2019 Equity Incentive Plan or otherwise. For the avoidance of doubt, “Company Options” shall not include the “Company Warrant.”

“Company Ordinary Shares” means the Company’s Ordinary Shares, par value $0.00001 per share.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Shares” means (1) Series Seed Preferred Shares of the Company, par value US$0.00001 per share, (2) Series Pre-A Preferred Shares of the Company, par value US$0.00001 per share, (3) Series A Preferred Shares of the Company, par value US$0.00001 per share, (4) Series B Preferred Shares of the Company, par value US$0.00001 per share, (5) Series C Preferred Shares of the Company, par value US$0.00001 per share, (6) Series D1 Preferred Shares of the Company, par value US$0.00001 per share, (7) Series D2 Preferred Shares of the Company, par value US$0.00001 per share, and (8) Series D3 Preferred Shares of the Company, par value US$0.00001 per share.

“Company Restricted Shares Awards” means all outstanding restricted shares award covering 23,171,603 Company Ordinary Shares, whether or not vested, granted under the 2019 Equity Incentive Plan or otherwise.

“Company Subsidiary” means each Subsidiary of the Company, including each of the WFOEs, the VIE Entity and their Subsidiaries.

“Company Valuation” means $760,000,000.

“Company Warrant” means a warrant to purchase an aggregate of 865,228 shares of Company Capital Shares issued to Innoven Capital China Pte. Ltd.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries, in each case that either (x) the Company or the Company Subsidiaries are bound to keep confidential or (y) with respect to clause (i), the Company or the applicable Company Subsidiary purport to maintain as a trade secret under applicable Laws.

“Contract” means any legally binding written or oral agreement, contract, lease, sublease, loan agreement, security agreement, license, sublicense, indenture, deed, mortgage, commitment, promise, undertaking, or other similar instrument or obligation, to which the party in question is a party, or to which any property, business operation, or right of the party in question is subject or bound.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Equity Securities, as trustee or executor, by contract or otherwise.

“Control Documents” means, collectively, exclusive option agreement(s), power(s) of attorney, equity interest pledge agreement(s), exclusive business cooperation agreement(s) and any other documents (as applicable) entered into by the relevant Company Subsidiaries and the shareholders of the VIE Entity.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “work from home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in relation to COVID-19.

“CSRC” means the China Securities Regulatory Commission.

“Environmental Laws” means any Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution or protection of the environment, natural resources or human health and safety; (iv) land use; or (v) the characterization of products or services as renewable, green, sustainable, or similar such claims.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, any other ownership interest or similar interest in any Person (including any share appreciation, phantom stock, profit participation or similar rights), and any direct or indirect option, warrant, right, security (including debt securities) convertible, exchangeable or exercisable, directly or indirectly, therefor.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the Company Ordinary Shares directly or indirectly held by Zhang Lei and Mutong Holdings Limited.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Holdings Constitutional Documents” means the memorandum and articles of association of Holdings, as amended, modified or supplemented from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary or confidential information, know-how (including ideas, formulas, compositions and inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) all other intellectual property or proprietary rights of any kind or description in any jurisdiction throughout the world, and (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Key Company Shareholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of each persons listed on Schedule A after reasonable inquiry of the individuals with operational responsibility in the functional area of such person, and in the case of SPAC, the actual knowledge of the individuals listed on Schedule II, after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Listing Exchange” mean the Nasdaq Capital Market, the New York Stock Exchange, or another national securities exchange mutually agreed to by the parties as of the Closing Date, subject only to official notice of issuance thereof.

“Merger Sub Constitutional Documents” means the memorandum and articles of association of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the Open Source Initiative or the Free Software Foundation, or (iii) any Reciprocal License, in each case whether or not source code is available or included in such license.

“Per Share Merger Consideration” means a number of Surviving Company Ordinary Shares equal to (i) Aggregate Merger Consideration divided by (ii) the Aggregate Fully Diluted Company Shares.

“Permitted Equity Financing” means an investment of up to US$20 million worth of Equity Securities of the Company prior to the Closing pursuant to written investment agreement(s) entered into by the Company and investor(s) after the date hereof; provided, however, that any such financing shall not (i) have a post-money valuation of more than US$760,000,000, or (ii) issue any Equity Securities that may be converted into or exchanged for Equity Securities of the Surviving Company or any of its Affiliates (other than Surviving Company Class A Ordinary Shares pursuant to the Acquisition Merger.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent or, if delinquent, which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (vii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means: (i) information related to, or capable of being associated with an identified or identifiable individual and/or information that can be used (directly or indirectly) to contact, locate or identify a natural person or device; or (ii) all information defined or described by the Company or any Company Subsidiary as “personal data,” “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s and Company Subsidiaries’ privacy policies or other public-facing statement.

“PRC” means the People’s Republic of China, but for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Privacy Laws” means all Laws related to data privacy, data security, cybersecurity or national security that govern the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information.

“Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of information.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Article 38 of the SPAC Articles of Association, as amended.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration) with a Governmental Authority or domain name registrar, including domain names.

“Requisite Company Shareholder Approval” means the requisite consent of the Company’s shareholders under the Companies Act and the Company’s memorandum and articles of association currently in effect to approve this Agreement and the Transactions (including the Mergers), which shall consist of the affirmative vote of (i) a special resolution of the shareholders of the Company being, as a written resolution signed by all shareholders of the Company entitled to vote, or at a meeting by shareholders holding more than two-thirds (2/3) of all the voting power of the Company, calculated on a fully converted basis (which shareholders of the Company, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given, (ii) holders of at least fifty percent (50%) of the then issued and outstanding Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D1 Preferred Shares, Series D2 Preferred Shares, and Series D3 Preferred Shares of the Company voting together on an as-converted basis, and (iii) holders of at least fifty percent (50%) of the then issued and outstanding Series D1 Preferred Shares, Series D2 Preferred Shares, and Series D3 Preferred Shares of the Company voting together on an as-converted basis.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Circular 37” means the Notice on Issues Relating to the Administration of Foreign Exchange in Overseas Investment and Financing and Reverse Investment Activities of Domestic Residents Conducted via Special Purpose Vehicles issued by SAFE on July 14, 2014, which became effective as of July 14, 2014, or any successor rule or regulation under the PRC Law.

“Sanctioned Person” means at any time any person that is (i) listed on any Sanctions-related list of designated or blocked persons, (ii) located in, resident in, or organized under the Laws of a country or territory that is itself the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine (each, a “Sanctioned Region”)), (iii) is, or is a representative or instrumentality of, the government of any Sanctioned Region or the Government of Venezuela, or (iv) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Service Provider” means any employee, officer, director, individual independent contractor or individual consultant of the Company or any Company Subsidiary.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing provident fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format) and related documentation and materials.

“SPAC Articles of Association” means the Amended and Restated Memorandum and Articles of Association of SPAC, dated September 9, 2020.

“SPAC Cayman Warrant” means whole warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Consideration” means the Surviving Company Class A Ordinary Shares issuable to holders of SPAC Class A Ordinary Shares and SPAC Founders Shares in accordance with Section 3.01(a).

“SPAC Constitutional Documents” means (i) the SPAC Articles of Association, the Trust Agreement and the SPAC Warrant Agreement, and (ii) following the Initial Merger, the Surviving Company Articles of Association, the Trust Agreement and the SPAC Warrant Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Founders Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.

“SPAC Intervening Event” means any Effect that, individually or in the aggregate, (x) has a material and adverse impact on the business, assets, liabilities, operations, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, (y) was not known or reasonably foreseeable to the SPAC Board as of the date hereof and that becomes known to the SPAC Board after the date hereof and prior to the receipt of approval of the Required SPAC Proposals and (z) that does not relate to (1) a SPAC Alternative Transaction or (2) any required clearance of the Transaction by a Governmental Authority or any other applicable Laws, including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 6.02; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Intervening Event”: (i) any Effect described in subsections (a) through (f) of the definition of “Company Material Adverse Effect”; provided, however, that any such Effect described in subsections (a) through (d) of the definition of “Company Material Adverse Effect” may be taken into account in determining whether a SPAC Intervening Event has occurred to the extent it has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to similarly situated Persons operating in the industries in which the Company and the Company Subsidiaries operate; or (ii) the accounting treatment of the SPAC Warrants or the Assumed SPAC Warrants. Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Intervening Event.

“SPAC Material Adverse Effect” means any event, occurrence, state of facts, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets, liabilities or operations of SPAC or (ii) would prevent, materially delay or materially impede the performance by SPAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company or the Company Subsidiaries); (e) any actions taken or not taken by the SPAC, Holdings or Merger Sub as required by this Agreement or at the request of, or with the written consent of, the Company; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (g) the accounting treatment of the SPAC Warrants (except in the cases of clauses (a) through (d) and clause (g), to the extent that SPAC is disproportionately affected thereby as compared with other similarly situated participants in the industry in which SPAC operates). Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Material Adverse Effect.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses that remain unpaid as of the Closing, that are approved by the SPAC or any of its controlled Affiliates prior to the Closing and that have been incurred by, or are otherwise payable by, the SPAC or any of its controlled Affiliates prior to or as of the Closing (whether or not billed), in each case, as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees (including deferred underwriting fees), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, as appointed by SPAC and Sponsor, and (b) any indebtedness of SPAC owed to any of SPAC’s officers, directors or Sponsor, or their respective shareholders or Affiliates, or any other party (including amounts accrued and outstanding as of the Closing under any Working Capital Loan or financing arrangement, whether for working capital or the purpose of amending the SPAC Constitutional Documents). Notwithstanding the foregoing, the cost of the SPAC Tail Policy shall not be a SPAC Transaction Expense.

“SPAC Warrant Agreement” means that certain warrant agreement dated September 9, 2020, by and between SPAC and Continental Stock Transfer & Trust Company, as amended, modified or supplemented from time to time.

“SPAC Warrants” means (i) SPAC Cayman Warrants, and (ii) following the Initial Merger, Assumed SPAC Warrants.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the Equity Securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member, including those controlled through a variable-interest-entity structure or other similar contractual arrangement, and those whose assets and financial results are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with applicable accounting principles.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Surviving Company Class A Ordinary Shares” means Class A Ordinary Shares, par value $0.00001 per share, of the Surviving Company, each of which will be entitled to one vote.

“Surviving Company Class B Ordinary Shares” means Class B Ordinary Shares, par value $0.00001 per share, of the Surviving Company, each of which will be entitled to three (3) votes.

“Surviving Company Ordinary Shares” means the Surviving Company Class A Ordinary Shares, and the Surviving Company Class B Ordinary Shares.

“Tax” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, imputed underpayment, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, escheat, unclaimed property, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Trading Day” means any day on which Surviving Company Class A Ordinary Shares are actually traded on the principal securities exchange or securities market on which Surviving Company Class A Ordinary Shares are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury Regulations issued pursuant to the Code.

“US$” or “$” means United States dollars.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

“Waiver Letters” means (1) a letter dated November 3, 2022 addressed to SPAC from BofA Securities, Inc., and (2) a letter dated October 24, 2022, addressed to SPAC from Goldman Sachs & Co. LLC, each waiving the entitlement to the deferred underwriting commissions of the party therein under the terms of the underwriting agreement dated September 9, 2020 by and among SPAC, BofA Securities, Inc. and Goldman Sachs & Co. LLC.

“Working Capital Loan” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by one or more promissory notes, for the purpose of financing costs incurred in connection with a Business Combination.

1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Closing	§ 2.02(b)
Acquisition Merger	Recitals
Acquisition Merger Effective Time	§ 2.02(a)
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.01(a)
Antitrust Laws	§ 7.12(a)
Assumed SPAC Warrant	§ 3.01(a)(iii)
Audited Annual Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 4.05(b)
Certificates	§ 3.02(b)
Change in Recommendation	§ 7.04(b)
Claims	§ 6.03
Closing Date	§ 2.02(b)
Code	§ 3.02(g)
Company	Preamble
Company Board	Recitals
Company D&O Insurance	§ 7.07(c)
Company Disclosure Schedule	Article IV
Company Interested Party Transaction	§ 4.21(a)
Company Permit	§ 4.06
Company Recommendation	Recitals
Confidentiality Agreement	§ 7.05(b)

Defined Term	Location of Definition
Contracting Parties	§ 10.11
Conversion	§ 3.01(b)
D&O Indemnitees	§ 7.07(a)
D&O Insurance	§ 7.07(c)
Environmental Permits	§ 4.15
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Excluded Shares	§ 3.01(c)
GAAP	§ 4.07(a)
Governmental Authority	§ 4.05(b)
Holdings	Recitals
Holdings Ordinary Shares	§ 5.03(c)
Information Security Reviews	§ 4.13(p)
Initial Closing	§ 2.02(b)
Initial Merger	Recitals
Initial Merger Effective Time	§ 2.02(a)
IRS	§ 4.14(j)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Material Contracts	§ 4.16(a)
Material Customers	§ 4.17
Material Suppliers	§ 4.17
Merger Materials	§ 7.02(a)
Merger Sub	Recitals
Merger Sub Board	Recitals
Merger Sub Ordinary Shares	§ 5.03(b)
Mergers	Recitals
Nonparty Affiliates	§ 10.11
Omnibus Incentive Plan	§ 7.06
Outside Date	§ 9.01(b)
PCAOB Financial Statements	§ 7.18
PRC Subsidiary	§ 4.01(d)
PRC Establishment Documents	§ 4.01(d)
Proxy Statement	§ 7.02(a)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.02(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
Required SPAC Proposals	§ 7.02(a)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
SPAC	Preamble
SPAC Alternative Transaction	§ 7.01(d)
SPAC Board	Recitals
SPAC D&O Indemnitees	§ 7.07(b)

Defined Term	Location of Definition
SPAC D&O Insurance	§ 7.07(d)
SPAC Disclosure Schedule	Article V
SPAC Intervening Event Notice	§ 7.04(b)
SPAC Intervening Event Notice Period	§ 7.04(b)
WFOEs	§ 4.01(c)
VIE Entity	§ 4.01(c)

1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law, and (x) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room, in each case, no later than two Business Days prior to the date hereof.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP (as defined below).

(e) References in Articles V through X to the “SPAC” shall refer to Prime Impact Acquisition I for all periods prior to completion of the Initial Merger and to the Surviving Company for all periods after completion of the Initial Merger; provided that the forgoing shall not apply to the representations and warranties set forth in Section 5.04, Section 5.05 or Section 5.06.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Article II, on the Closing Date at the Initial Merger Effective Time, SPAC shall be merged with and into Holdings. As a result of the Initial Merger, the separate corporate existence of SPAC shall cease, and Holdings shall continue as the Surviving Company of the Initial Merger (provided that references to Holdings for periods after the Initial Merger Effective Time shall include the Surviving Company).

(b) Upon the terms and subject to the conditions set forth in this Article II and Article VIII, on the Closing Date after the Initial Merger Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company of the Acquisition Merger (provided that references to the Company for periods after the Acquisition Merger Effective Time shall include the Surviving Subsidiary Company) as a wholly owned Subsidiary of the Surviving Company.

2.02 Effective Times; Closing.

(a) On the Closing Date, but no later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Initial Closing, it being understood that the occurrence of the Initial Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Initial Closing), the Parties shall cause a plan of merger, in a form reasonably satisfactory to the Company and SPAC (with such modifications, amendments or supplements thereto as may be required to comply with the Companies Act), along with all other documentation and declarations required under the Companies Act in connection with the Initial Merger, to be duly executed, delivered and properly filed and registered with the Cayman Islands Registrar of Companies (the “Cayman Registrar”), in accordance with the relevant provisions of the Companies Act (together, the “Initial Merger Documents”). The Initial Merger shall become effective on the date and time at which the Initial Merger Documents have been duly filed and registered with the Cayman Registrar (the time the Initial Merger becomes effective being referred to herein as the “Initial Merger Effective Time”). On the Closing Date after the Initial Merger Effective Time, the Parties shall cause the Acquisition Merger to be consummated by causing a plan of merger, in a form reasonably satisfactory to the Company and SPAC (with such modifications, amendments or supplements thereto as may be required to comply with the Companies Act), along with all other documentation and declarations required under the Companies Act in connection with the Acquisition Merger, to be duly executed, delivered and properly filed and registered with the Cayman Registrar, in accordance with the relevant provisions of the Companies Act (together, the “Acquisition Merger Documents”). The Acquisition Merger shall become effective on the date and time at which the Acquisition Merger Documents have been duly filed and registered with the Cayman Registrar, being referred to herein as the “Acquisition Merger Effective Time.”

(b) Immediately prior to such filing of such plan of merger in accordance with Section 2.02(a) with respect to the Initial Merger, a first closing (the “Initial Closing”) shall occur. On the same day but immediately after the Initial Merger Effective Time, immediately prior to such filing of such plan of merger in accordance with Section 2.02(a) with respect to the Acquisition Merger, a second closing (the “Acquisition Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Initial Closing and the Acquisition Closing actually occur is referred to in this Agreement as the “Closing Date.”

(c) On the Closing Date, substantially concurrent with the Effective Time and subject to Section 9.03, the Surviving Company shall pay, or cause to be paid, by wire transfer of immediately available funds all SPAC Transaction Expenses.

2.03 Effect of the Mergers.

(a) At the Initial Merger Effective Time, the effect of the Initial Merger shall be as provided in the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and Holdings shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Holdings shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

(b) At the Acquisition Merger Effective Time, the effect of the Acquisition Merger shall be as provided in the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Subsidiary Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Subsidiary Company.

2.04 Constitutional Documents of the Surviving Company.

(a) At the Initial Merger Effective Time, (i) the corporate name of the Surviving Company shall be changed to a name mutually agreed upon by SPAC and the Company prior to the Closing, and (ii) the memorandum and articles of association of Holdings, as the Surviving Company, shall be amended and restated to be the amended and restated articles of association of the Surviving Company in substantially the form of Exhibit B attached hereto or as otherwise mutually agreed by the SPAC and the Company (the “Surviving Company Constitutional Documents”), until thereafter amended in accordance with the applicable provisions of the Companies Act and the Surviving Company Constitutional Documents.

(b) At the Acquisition Merger Effective Time, the Merger Sub constitutional documents, as in effect immediately prior to the Acquisition Merger Effective Time, shall be the constitutional documents of the Surviving Subsidiary Company (the “Surviving Subsidiary Company Constitutional Documents”) until thereafter amended in accordance with their terms in accordance with the applicable provisions of the Companies Act (subject to Section 7.07).

2.05 Directors and Officers of Surviving Company; Directors of Surviving Subsidiary Company.

(a) Subject to Section 7.15, the Parties will take all requisite action such that the directors and officers of Holdings as of immediately prior to the Initial Merger Effective Time continue as the initial directors and officers of the Surviving Company immediately after the Initial Merger Effective Time, each to hold office in accordance with the Surviving Company Constitutional Documents until their respective successors are duly appointed and qualified.

(b) The Parties will take all requisite action such that the directors and officers of the Surviving Subsidiary Company immediately after the Acquisition Merger Effective Time shall be the individuals designated by the Company prior to the Closing, each to hold office in accordance with the Surviving Subsidiary Company Constitutional Documents until their respective successors are duly appointed and qualified.

ARTICLE III

EFFECTS OF THE MERGER

3.01 Conversion of Securities.

(a) At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any Party or any other person:

(i) each Ordinary Share of Holdings issued and outstanding immediately prior to the Initial Merger Effective Time shall be redeemed for par value;

(ii) each SPAC Class A Ordinary Share and SPAC Founders Share issued and outstanding immediately prior to the Initial Merger Effective Time shall be canceled and converted into one Surviving Company Class A Ordinary Share;

(iii) each SPAC Cayman Warrant, to the extent then outstanding and unexercised immediately prior to the Initial Merger Effective Time, shall automatically, without any action on the part of the holder thereof, be assumed by the Surviving Company and converted into a warrant to acquire one Surviving Company Class A Ordinary Share, subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former SPAC Cayman Warrant immediately prior to the Initial Merger Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions (each such resulting warrant, an “Assumed SPAC Warrant”). The Surviving Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed SPAC Warrants remain outstanding, a sufficient number of Surviving Company Class A Ordinary Shares for delivery upon the exercise of such Assumed SPAC Warrants;

(iv) each of the SPAC Class A Ordinary Shares and SPAC Founders Shares that is issued and outstanding immediately prior to the Effective Time and held by shareholders of SPAC who have demanded properly in writing dissenters’ rights for such SPAC Class A Ordinary Shares or SPAC Founders Shares, as applicable, shall be cancelled and cease to exist in consideration for the right to receive payment of such SPAC Class A Ordinary Shares or SPAC Founders Share as provided in Section 3.06(a).

(b) On the Closing Date and immediately prior to the Acquisition Merger Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be cancelled in exchange for the right to receive a number of validly issued, fully paid and non-assessable Company Ordinary Shares at the then effective conversion rate as calculated pursuant to Articles 16 and 17 of the sixth amended and restated articles of associations of the Company (the “Conversion”). After the Conversion, all of the Company Preferred Shares shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such securities; and

(c) At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of any Party or any other person:

(i) each Company Ordinary Share that is (x) issued and outstanding and (y) held in the Company’s treasury immediately prior to the Acquisition Merger Effective Time and after the Conversion (other than any Excluded Shares and Founder Shares) shall be cancelled in exchange for the right to receive the number of Surviving Company Class A Ordinary Shares based on the applicable Per Share Merger Consideration, and from and after the Acquisition Merger Effective Time, all such Company Ordinary Shares shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of Company Ordinary Shares (other than any Excluded Shares and Founder Shares) that were issued and outstanding immediately prior to the Acquisition Merger Effective Time shall thereafter cease to have any rights with respect to such Company Ordinary Shares, except as expressly provided herein;

(ii) each Founder Share that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be cancelled in exchange for the right to receive the number of Surviving Company Class B Ordinary Shares based on the applicable Per Share Merger Consideration, and from and after the Acquisition Merger Effective Time and from and after the Effective Time, all such Founder Shares shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of Founder Shares that were issued and outstanding immediately prior to the Acquisition Merger Effective Time shall thereafter cease to have any rights with respect to such Founder Shares, except as expressly provided herein;

(iii) each Company Ordinary Share owned by Holdings and Merger Sub or any other wholly-owned subsidiary of Holdings or Merger Sub immediately prior to the Acquisition Merger Effective Time (each an “Excluded Share”), shall be automatically cancelled, surrendered (if applicable) and extinguished without any conversion thereof or payment therefor;

(iv) the Company Warrant, to the extent then outstanding and unexercised immediately prior to the Acquisition Merger Effective Time, shall automatically, without any action on the part of the holder thereof, be assumed by the Surviving Company and converted into a warrant to acquire one Surviving Company Class A Ordinary Share, subject to the same terms and conditions (including exercisability terms) as were applicable to the Company Warrant immediately prior to the Acquisition Merger Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions (each such resulting warrant, an “Assumed Company Warrant”). The Surviving Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as the Assumed Company Warrant remain outstanding, a sufficient number of Surviving Company Class A Ordinary Shares for delivery upon the exercise of such Assumed Company Warrant;

(v) each Company Option to purchase one Company Ordinary Share that is outstanding and unexercised as of immediately prior to the Acquisition Merger Effective Time, whether or not vested, shall be assumed and converted into an option to purchase such Surviving Company Class A Ordinary Shares based on applicable Per Share Merger Consideration (such option, an “Exchanged Option”), at an exercise price per share equal to (A) the exercise price per share of such Company Option immediately prior to the Acquisition Merger Effective Time, divided by (B) the Per Share Merger Consideration; provided, however, that the exercise price and the number of shares of Surviving Company Class A Ordinary Shares purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Surviving Company Class A Ordinary Shares purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, each Exchanged Option shall be subject to the same terms and conditions (including applicable vesting, acceleration, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Acquisition Merger Effective Time.

(vi) Each Company Restricted Share that is outstanding immediately prior to the Acquisition Merger Effective Time shall be assumed and converted into such number of Surviving Company Class A Ordinary Shares based on applicable Per Share Merger Consideration (such restricted shares, “Exchanged Restricted Shares”). Except as specifically provided above, the Exchanged Restricted Shares shall be subject to the same terms and conditions (including applicable vesting, acceleration, expiration and forfeiture provisions) that applied to the corresponding Company Restricted Shares immediately prior to the Acquisition Merger Effective Time.

(vii) each of the Company Capital Shares that is issued and outstanding immediately prior to the Initial Effective Time and held by shareholders of the Company who have demanded properly in writing dissenters’ rights for such Company Capital Shares shall be cancelled and cease to exist in consideration for the right to receive payment of such Company Capital Shares as provided in Section 3.05(b); and

(viii) each ordinary share of Merger Sub that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Subsidiary Company. Such ordinary shares of the Surviving Subsidiary Company shall have the same rights, powers and privileges as the ordinary shares of Merger Sub so converted and shall constitute the only issued and outstanding share capital of the Surviving Subsidiary Company.

3.02 Exchange Procedures.

(a) Exchange Agent. On the Closing Date, Holdings shall cause to be transferred or deposited into a balance account (or the applicable equivalent), with an exchange agent designated by Holdings and reasonably satisfactory to SPAC (the “Exchange Agent”), for the benefit of the holders of SPAC Class A Ordinary Shares, SPAC Founders Shares and the Company Capital Shares, for exchange in accordance with this Article III, the number of Surviving Company Ordinary Shares sufficient to deliver the aggregate SPAC Consideration and Per Share Merger Consideration payable pursuant to this Agreement (such Surviving Company Ordinary Shares, being hereinafter referred to as the “Exchange Fund”). Holdings shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the SPAC Consideration and the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(e) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Update To Register of Members for Company Capital Shares, SPAC Class A Ordinary Shares, and SPAC Founders Shares.

(i) As promptly as practicable after the Acquisition Merger Effective Time, the Surviving Company shall use its reasonable best efforts to cause its register of members and books and records (as necessary) to be updated to reflect the consummation of all the transfers, exchanges, conversions and other transactions contemplated hereunder in accordance with this Agreement (including, without limitation, the entry into such register of members the applicable number of shares subject to transfer, exchange, conversion and/or transaction under the name of the applicable shareholders involved with the same).

(ii) The Surviving Company shall use its reasonable best efforts to cause the Exchange Agent to issue to the holders of the SPAC Class A Ordinary Shares, SPAC Founders Shares and Company Capital Shares, in each case, represented by book entry, the applicable SPAC Consideration or the applicable Per Share Merger Consideration, as the case may be, in accordance with the provisions of Section 3.01.

(c) No Further Rights in Company Capital Shares. (i) The SPAC Consideration payable upon conversion of the SPAC Class A Ordinary Shares and SPAC Founders Shares pursuant to Sections 3.01(a) in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Class A Ordinary Shares and SPAC Founders Shares, as applicable, and (ii) the Per Share Merger Consideration payable upon conversion of the Company Capital Shares or pursuant to Section 3.01(c) in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Capital Shares.

(d) Adjustments to SPAC Consideration and Per Share Merger Consideration. The SPAC Consideration and the Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Class A Ordinary Shares, SPAC Founders Shares (prior to the Initial Merger), Surviving Company Ordinary Shares (following the Initial Merger), or the Company Capital Shares occurring on or after the date hereof and prior to the Acquisition Merger Effective Time; provided, however, that this Section 3.02(e) shall not be construed to permit SPAC or the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Class A Ordinary Shares, SPAC Founders Shares or Company Capital Shares for one year after the Acquisition Merger Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of SPAC Class A Ordinary Shares, SPAC Founders Shares or Company Capital Shares, who have not theretofore complied with this Section 3.02 shall thereafter look only to the Surviving Company for the applicable SPAC Consideration or applicable Per Share Merger Consideration, as the case may be, other than as provided in Section 3.03. Any portion of the Exchange Fund remaining unclaimed by holders of the SPAC Class A Ordinary Shares, SPAC Founders Shares or Company Capital Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, SPAC, the Surviving Company, or Surviving Subsidiary Company shall be liable to any holder of SPAC Class A Ordinary Shares, SPAC Founders Shares or Company Capital Shares for any Surviving Company Ordinary Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Company, Merger Sub, and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non-U.S. Tax Law. If the applicable withholding agent intends to withhold any Taxes from any amounts payable to holders of equity interests in the Company (other than with respect to any withholding on amounts treated as compensation for applicable tax purposes), the applicable withholding agent shall use commercially reasonable efforts to provide prior notice of such withholding to the Company as soon as reasonably practicable after it determines withholding is required and shall reasonably cooperate to reduce or eliminate such withholding to the extent permissible under applicable Law. To the extent that amounts are deducted or withheld consistent with this Section 3.02(g) and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

(h) Fractional Shares. No certificates or scrip or shares representing fractional Surviving Company Ordinary Shares shall be issued upon the exchange of SPAC Class A Ordinary Shares, SPAC Founders Shares or Company Capital Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of the Surviving Company or a holder of Surviving Company Ordinary Shares. In lieu of any fractional share of Surviving Company Ordinary Shares to which any holder of SPAC Class A Ordinary Shares, SPAC Founders Shares or Company Capital Shares, would otherwise be entitled in connection with the payment of the SPAC Consideration or Per Share Merger Consideration, as applicable, the Exchange Agent shall round up or down to the nearest whole share of Surviving Company Ordinary Shares. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

3.03 [Reserved].

3.04 Register of Members. At the Acquisition Merger Effective Time, the register of members of the Company shall be closed and there shall be no further registration of transfers of Company Capital Shares thereafter on the records of the Company. From and after the Acquisition Merger Effective Time, the holders of Certificates representing Company Capital Shares outstanding immediately prior to the Acquisition Merger Effective Time shall cease to have any rights with respect to such Company Capital Shares, except as otherwise provided in this Agreement or by Law. On or after the Acquisition Merger Effective Time, any Certificates presented to the Exchange Agent or the Surviving Company for any reason shall be converted into the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01 and Section 3.03, as applicable.

3.05 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Companies Act, SPAC Class A Ordinary Shares and SPAC Founders Shares that are outstanding immediately prior to the Initial Merger Effective Time and that are held by Persons who shall have demanded properly in writing dissenters’ rights for such SPAC Class A Ordinary Shares and SPAC Founders Shares in accordance with Section 238 of the Companies Act and otherwise complied with all of the provisions of the Companies Act relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such SPAC shareholders shall have no right to receive, the applicable SPAC Consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Companies Act. The SPAC Class A Shares and SPAC Founders Shares owned by any shareholder of the SPAC who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Companies Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Initial Merger Effective Time, the right to receive the applicable SPAC Consideration, without any interest thereon. Prior to the Closing, the SPAC shall give the Company prompt notice of any demands for dissenters’ rights received by the SPAC and any withdrawals of such demands and the SPAC shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Initial Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).

(b) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Companies Act, Company Capital Shares that are outstanding immediately prior to the Acquisition Merger Effective Time and that are held by Persons who shall have demanded properly in writing dissenters’ rights for such Company Capital Shares in accordance with Section 238 of the Companies Act and otherwise complied with all of the provisions of the Companies Act relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such Company shareholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such Company shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Companies Act. The Company Capital Shares owned by any shareholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Companies Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Acquisition Merger Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon. Prior to the Closing, the Company shall give the SPAC prompt notice of any demands for dissenters’ rights received by the Company and any withdrawals of such demands and the Company shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Acquisition Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule (unless it is reasonably apparent on its face that such disclosure relates to another section of this Article IV) or by cross-reference to another section of the Company Disclosure Schedule), the Company hereby represents and warrants to SPAC, Holdings and Merger Sub as follows:

4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other constitutional power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

(c) Cheche Technology (HK) Limited is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of Baodafang Technology Co., Ltd. (保大坊科技有限公司) (“Baodafang Technology”) and Cheche Technology (Ningbo) Co., Ltd.(车车科技（宁波）有限公司) (“Cheche Ningbo,” together with Baodafang Technology, the “WFOEs” and each a “WFOE,” respectively), each a wholly foreign-owned enterprise in accordance with the laws of the PRC. There are no outstanding Equity Securities of any WFOE or any Contract to directly or indirectly purchase or acquire any Equity Securities of any WFOE. Cheche Ningbo is a party to certain Control Documents with Beijing Cheche Technology Co., Ltd (the “VIE Entity”), and the registered shareholders of the VIE Entity, which are set forth on Section 4.01(c) of the Company Disclosure Schedule, pursuant to which the economic benefits of the VIE Entity are payable to Cheche Ningbo directly or indirectly, and the VIE Entity is contractually controlled directly or indirectly by Cheche Ningbo.

(d) The capital and organizational structure of each WFOE, the VIE Entity and the VIE Entity’s Subsidiaries (each, a “PRC Subsidiary”) are valid and in full compliance with the applicable Laws of the PRC. The registered capital of each PRC Subsidiary has been fully paid up in accordance with the schedule of payment stipulated in its Constitutional Documents, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with all applicable Laws of the PRC. The PRC Establishment Documents of each PRC Subsidiary has been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable. The business scope specified in the PRC Establishment Documents complies in all material respects with the requirements of all applicable Laws of the PRC, and the operation and conduct of business by, and the term of operation of the PRC Subsidiary in accordance with the PRC Establishment Documents is in compliance in all material respects with all applicable Laws of the PRC.

4.02 Constitutional Documents. The Company has, prior to the date of this Agreement, made available to SPAC a complete and correct copy of the constitutional documents, each as amended to date, of the Company and each Company Subsidiary. Such constitutional documents are in full force and effect. The Company is not in violation of any of the provisions of each of their respective constitutional documents. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, memorandum and articles of association, bylaws or equivalent constitutional documents.

4.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of 4,405,062,186 Company Ordinary Shares and 594,937,814 Company Preferred Shares, consisting of (i) 97,693,437 Series Seed Preferred Shares, (ii) 74,125,000 Series Pre-A Preferred Shares, (iii) 125,000,000 Series A Preferred Shares, (iv) 109,375,000 Series B Preferred Shares, (v) 51,394,500 Series C Preferred Shares, and (vi) 4,733,810 Series D1 Preferred Shares, (vii) 9,065,521 Series D2 Preferred Shares, and (viii) 123,550,546 Series D3 Preferred Shares. As of the date of this Agreement, (1) 348,755,568 Company Ordinary Shares are issued and outstanding, (2) 567,337,064 Company Preferred Shares are issued and outstanding. As of the date of this Agreement, 27,600,750 Company Ordinary Shares are held in the treasury of the Company. As of the date of this Agreement, (x) 133,750,000 Company Ordinary Shares are reserved for future issuance pursuant to the 2019 Equity Incentive Plan, (y) 865,228 shares of Company Capital Shares that are reserved for future issuance pursuant to exercise of the Company Warrant.

(b) Other than (i) the Company Options, (ii) the Company Restricted Shares Awards, (iii) the Company Preferred Shares, (iv) the Company Warrant, there are no Company Equity Interests or any Equity Securities of any Company Subsidiary issued or outstanding as of the date of this Agreement. Except as provided in the Company Constitutional Documents and the Control Documents, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any Equity Securities in the Company or any Company Subsidiary or any other preemptive rights, warrants, options, purchase rights, conversion rights, exchange rights, rights of first refusal, rights of first offering, put or call options, redemption rights, repurchase rights, equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital, or other Equity Securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth in the Company Shareholder Support Agreement and the Control Document, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Ordinary Shares or any other Equity Securities or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Ordinary Shares or any of the Equity Securities or other securities of the Company.

(c) No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Ordinary Shares as of the date such Company Option was granted. All Company Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(d) Except as set forth in the Company Constitutional Documents and the Control Documents, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) All outstanding Company Ordinary Shares, all outstanding Company Options, all outstanding Company Restricted Shares Award Awards, Company Warrant and all outstanding shares in the capital of each Company Subsidiary have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable Laws, and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the constitutional documents of the Company and the Company Subsidiaries.

(f) Pursuant to the Control Documents, (i) Cheche Ningbo has exclusive control over the VIE Entity and its Subsidiaries and is entitled to all of the economic benefits and residual returns from the operations of the VIE Entity and its Subsidiaries; and (ii) the VIE Entity is a “variable interest entity” of the Company and its and its Subsidiaries’ financial results are consolidated into consolidated financial statements of the Company as if they were wholly owned Subsidiaries of the Company under GAAP (as defined below).

(g) Each outstanding share of capital of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and each such share is beneficially owned or controlled 100% by the Company or another Company Subsidiary free and clear of all Liens except for, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective constitutional documents and the Control Documents.

(h) Immediately prior to the Acquisition Merger Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be convertible into Company Ordinary Shares in accordance with the conversion mechanism set forth in the Company Constitutional Documents.

4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Company Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, the Requisite Company Shareholder Approval and the filing and recordation of appropriate merger documents as required by the Companies Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Holdings and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the Companies Act shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Mergers or the other Transactions.

4.05 No Conflict; Required Filings and Consents .

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the Companies Act and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the constitutional documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, legislative, regulatory or administrative authority, agency, instrumentality, board, department, bureau, or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act and other Antitrust Laws as may be required in connection with the Transactions, (ii) the filing of the Plans of Merger and other related documents required by the Companies Act, and the publication of notification of the Mergers in the Cayman Islands Government Gazette pursuant to the Companies Act, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.06 Permits; Compliance.

(a) Each of the Company and the Company Subsidiaries is, and has been, in the past two (2) years, in possession of all material applicable franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties in all material respects and to carry on its business in all material respects as it is now being conducted (each, a “Company Permit”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is, or has been, in the past two (2) years, in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as whole.

(b) Without limiting the generality of the foregoing, all material permits, licenses and approvals by, and filings and registrations and other requisite formalities with the Governmental Authorities in the PRC that are required to be obtained or made in respect of each Company Subsidiary established in the PRC in connection with its establishment, capital structure, business and operations have been duly completed in accordance with applicable Laws of the PRC. For any business carried out by any Company Subsidiary in the PRC, such Company Subsidiary has not violated any applicable Law of the PRC that imposes any prohibition or restriction on foreign investment, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary that is established in the PRC has been conducting its business activities within its permitted scope of business, and has been operating its business in compliance with all relevant legal requirements and with all requisite permits, licenses and approvals granted by, and filings and registrations made with Governmental Authorities of the PRC.

(c) To the knowledge of the Company, each direct or indirect holder of the Company Equity Interests who is a PRC resident (as defined in the SAFE Circular 37) and subject to any of the registration or reporting requirements under any regulations and rules of SAFE has registered with SAFE as required pursuant to the SAFE Circular 37 with respect to any direct or indirect holdings of Company Shares. Neither the Company nor, to the knowledge of the Company, such direct or indirect holder has received any inquiries, notifications, Governmental Orders or any other forms of official correspondence from SAFE with respect to any actual or alleged non-compliance with any regulations and rules of SAFE, including the SAFE Circular 37.

(d) The Company has applied for and completed the cybersecurity review filing for overseas listing to the CAC in accordance with applicable Laws of the PRC and has not received revocation or withdrawal notice from the CAC.

4.07 Financial Statements.

(a) Attached as Section 4.07(a) of the Company Disclosure Schedule are true and complete copies of the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2020, December 31, 2021 and June 30, 2022, and the related unaudited consolidated statements of operations and comprehensive loss of the Company and the Company Subsidiaries for the years/period then ended (collectively, the “Unaudited Annual Financial Statements”). The Unaudited Annual Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) None of the Company or any of the Company Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since December 31, 2021, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities for transaction expenses in connection with this Agreement and the Transactions or (iv) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(c) Since January 1, 2020, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(d) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

4.08 Business Activities; Absence of Certain Changes or Events.

(a) Since December 31, 2021 through the execution date of this Agreement, except as expressly contemplated by this Agreement (i) there has not been a Company Material Adverse Effect, and (ii) other than in the ordinary course, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01(b).

4.09 Absence of Litigation. In the past two (2) years, (a) there has been no litigation, suit, claim, charge, action, proceeding, audit, arbitration, or mediation (in each case, whether civil, criminal or administrative and whether public or private) or, to the knowledge of the Company, investigation or examination by or before, or otherwise involving, any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, in each case, that (i) as of the date of this Agreement, would reasonably be expected to have a Company Material Adverse Effect or (ii) as of the Acquisition Closing, would reasonably be expected to have a Company Material Adverse Effect and (b) neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10 Reserved.

4.11 Labor and Employment Matters.

(a) The Company has made available to SPAC a true, correct and complete list of all key personnel of the Company or any Company Subsidiary as of the date of this Agreement and sets forth for each such individual’s name and title.

(b) No employee, or to the Company’s knowledge, other Service Provider of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees with respect to their employment with the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement, or any other contract or agreement with a labor union, works council, trade union, or similar representative of Service Providers. There are no, and since January 1, 2020 there have not been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees, the Company or any Company Subsidiaries. There have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c) In the past two (2) years, there have been no material Actions pending or, to the knowledge of the Company, threatened against or involving the Company or any Company Subsidiary by or on behalf of or involving any of their respective current or former employees or Service Providers, in each case with respect to employment or labor matters, that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries are and have been, in the past two (2) years, in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings, Social Security Benefits, immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the investigation and remediation of any complaints) and occupational safety and health requirements. Except as set forth on Section 4.11 (d) of the Company Disclosure Schedule and as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, during the past two (2) years each employee and other Service Provider of the Company and each Company Subsidiary has been paid (and as of the Acquisition Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.

(e) Each benefit or similar plan relating to any director, officer, employee, consultant or other Service Provider of the Company or of any Company Subsidiary (collectively the “Company Benefit Plans”) has been established, maintained, funded and administered in compliance in all material respects with applicable Laws. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereunder could (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, funding or vesting of any material compensation or benefits to any current or former director, officer, employee, consultant or other Service Provider of the Company or any Company Subsidiary under any Company Benefit Plan, or (ii) result in the payment by the Company or any Company Subsidiary to any of their current or former employees, officers, directors, consultants or other Service Providers of any severance pay or any increase in severance pay (including the extension of a prior notice period or any golden parachute) upon any termination of employment or service or the cancellation of any material benefit or payment to such persons.

(f) All obligations of the Company and the Company Subsidiaries, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company and the Company Subsidiaries to trusts or other funds or to any governmental agency, in connection with unemployment compensation benefits, Social Security Benefits or any other benefits for their employees, have been paid or adequate accruals therefor have been made on the Unaudited Annual Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. All reasonably anticipated obligations of the Company and the Company Subsidiaries to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company and the Company Subsidiaries prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

4.12 Real Property; Title to Tangible Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property in respect of which the Company or any Company Subsidiary is required to make payments in excess of RMB100,000 per month, and sets forth a list, as of the date of this Agreement, of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property and pursuant to which the Company or any Company Subsidiary is required to make payments in excess of RMB100,000 per month (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Other than due to any actions taken due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, to the knowledge of the Company (only in the case of Leased Real Property and leasehold and subleasehold interests) free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as whole.

4.13 Intellectual Property; Data Security.

(a) Section 4.13 of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) agreements for unmodified, commercially available, “off-the-shelf” Software, (B) commercially available service agreements to Business Systems, (C) agreements with employees or contractors of the Company that contain customary licenses related to use “background IP” or “pre-existing IP” incorporated by such employees or contractors into work product developed for the Company, (D) non-exclusive licenses granted to the Company by customers or distributors in the ordinary course of business, or (E) feedback and similar licenses that are not material to the business) (“Licensed IP Agreements”); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company or any Company Subsidiary as currently conducted. The Company IP is sufficient for the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

(b) The Company and the Company Subsidiaries own and possess, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Registered Intellectual Property constituting Company-Owned IP has been duly maintained, has not been canceled or abandoned or permitted to lapse or expire, is currently in compliance with all formal legal requirements (including the payment of all applicable fees), and is subsisting, and, to the knowledge of the Company, valid and enforceable. There are no Governmental Orders, settlements, covenants not to sue, consents or other dispute-related obligations to which the Company or any Company Subsidiary is a party or otherwise bound that (i) restrict the rights of the Company or any Company Subsidiary to use any Intellectual Property; (ii) restrict the business of the Company or any Company Subsidiary to accommodate any Intellectual Property of any other person; or (iii) permit any third party to use any Company-Owned IP.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Company-Owned IP rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other material Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written and enforceable confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i)There have been no claims filed and served, against the Company or any Company Subsidiary in any forum, by any person, and there are no claims pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the activities of the Company and the Company Subsidiaries and the operation of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate or violate such Intellectual Property of other persons; (iii) no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) All persons who have contributed, developed or conceived any material Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries substantially in the form(s) made available to Merger Sub, Holdings or SPAC and pursuant to which such persons presently assign to the Company or the applicable Company Subsidiary all of their right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) No funding, facilities or personnel of any Governmental Authority, university, college, other educational institution or research center, or other Person was used directly or indirectly in the development of any Company-Owned IP in such a manner as to give any of the foregoing any claim or right, current or contingent, in or to any Company-Owned IP.

(g) Neither the Company nor any Company Subsidiary has provided or disclosed, directly or indirectly, any source code of any Product or any of the Software constituting Company-Owned IP to any Person other than to employees, consultants and contractors pursuant to written obligations of confidentiality. Neither the Company nor any Company Subsidiary has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any Product or any of the Software constituting Company-Owned IP. The Company and Company Subsidiaries do not use and have not used any Open Source Software in a manner that would obligate the Company or any Company Subsidiary to license or provide the source code to any Product or any of the Software constituting Company-Owned IP for the purpose of making derivative works, or to make available for redistribution to any person the source code to any Product or any of the Software constituting Company-Owned IP at no or minimum charge. The Company and the Company Subsidiaries have complied and comply with the license of each item of Open Source Software that they use or distribute in all material respects.

(h) The Company and the Company Subsidiaries maintain commercially reasonable and appropriate disaster recovery, business continuity, risk assessment and information security plans, procedures and facilities, including by implementing systems and procedures designed to (i) provide continuous monitoring and alerting of any problems or issues with the Business Systems owned or controlled by the Company and the Company Subsidiaries, and (ii) detect and prevent data security incidents, unauthorized Processing, ransomware, and other misuse, such as by monitoring network traffic for threats and scan and assess vulnerabilities in the Business Systems owned or controlled by the Company and the Company Subsidiaries. There has not been any malfunction or failure with respect to any of the Business Systems that has materially disrupted the business of the Company or has caused an outage or unavailability of the Products for any material period of time.

(i) To the Company’s knowledge, the Company and the Company Subsidiaries own or have valid and enforceable rights to use the Business Systems. The Company and the Company Subsidiaries have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or have otherwise provided to their employees and contractors. Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

(j) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, and (ii) with respect to Business Data that does not constitute Company-Owned IP, has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Surviving Subsidiary Company or such Company Subsidiaries, as applicable, from receiving, using, or otherwise Processing Company IP, Personal Information or other Business Data after the Closing Date, in substantially the same manner in which the Company or such Company Subsidiaries receive and use such Company IP, Personal Information and other Business Data prior to the Closing Date.

(k) The Company and each of the Company Subsidiaries comply, and have, in the past two (2) years, complied in all material respects with: (i) all Privacy Laws applicable to the Company or a Company Subsidiary; (ii) Company and Company Subsidiary policies, statements, and contractual obligations relating to the Processing of Personal Information; and (iii) all applicable industry standards, including, without limitation, all applicable requirements of any payment card brands (romanettes (i)–(iii) collectively, the “Privacy Requirements”). The Company and each of the Company Subsidiaries display a privacy policy as required by the Privacy Laws on each website and mobile application owned, controlled or operated by the Company or the applicable Company Subsidiary, and each such privacy policy incorporates all disclosures to data subjects required by the Privacy Requirements. None of the disclosures made or contained in any such privacy policy has been, in any material respect, inaccurate, misleading or deceptive, or in violation of the Privacy Laws (including containing any material omission). Neither the Company nor any Company Subsidiary has supplied or provided access to Personal Information Processed by it to a third party for unlawful remuneration or other consideration.

(l) The Company and each of the Company Subsidiaries have taken reasonable steps to implement appropriate constitutional, physical, administrative, and technical measures required by the Privacy Requirements and consistent with standards prudent in the industry in which the Company and each Company Subsidiary operate to protect: (i) the integrity, security, and operations of all Business Systems; and (ii) all Personal Information and all other data owned, controlled, or stored by the Company and each of the Company Subsidiaries from and against data security incidents or other misuse. The Company and each of the Company Subsidiaries have implemented reasonable procedures, satisfying the requirements of applicable Privacy Requirements, to detect security incidents and to protect Personal Information against loss and against unauthorized Processing, or other misuse.

(m) Except as would not have a Company Material Adverse Effect, in the past two (2) years, there have been no: (i) data security incidents, data breaches, ransomware incidents, or other adverse events or incidents related to any Business Systems, Personal Information, or Company data in the custody or control of the Company, any of the Company Subsidiaries, or, to the knowledge of the Company, any service provider Processing Personal Information on behalf of the Company or the Company Subsidiaries; and (ii) breaches or violations of the security of any Business Systems, nor have any such breaches or violations been threatened in writing, and there has been no unauthorized or illegal use of, or access to, or Processing of, any Personal Information, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries have a data breach response plan which has been tested on at least an annual basis.

(n) There have not been any claims or proceedings related to any data security incidents, ransomware incidents, or any material violations of any Privacy Laws, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries have received any correspondence relating to, or notice of, any proceedings, claims, investigations or alleged violations of, Privacy Laws, or any subject access or other individual rights requests made pursuant to the Privacy Requirements, with respect to Personal Information from any Person or Governmental Authority, and there is no such ongoing proceeding, claim, investigation or allegation.

(o) The consummation of any of the Transactions, will not violate in any material respect any applicable Privacy Laws as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. Neither the Company nor any of the Company Subsidiaries is subject to any Privacy Laws that, following the closing, would prohibit the Company, applicable Subsidiary, or Merger Sub from receiving, Processing, or otherwise using Personal Information in the manner in which the Company and each of the Company Subsidiaries receive, Processes, and otherwise uses such Personal Information prior to the Acquisition Closing.

(p) The Company and each of the Company Subsidiaries have: (i) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to, the Company’s and Company’s Subsidiaries’ systems and products (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; and (iii) timely installed software security patches and other fixes to identified technical information security vulnerabilities. The Company and each of the Company Subsidiaries provide their employees with regular training on privacy and data security matters, consistent with reasonable industry practices.

(q) In connection with each third-party servicing, outsourcing or Processing Personal Information on behalf of the Company or any Company Subsidiary, the Company, or the applicable Company Subsidiary, has in accordance with the Privacy Laws entered into valid, binding and enforceable written data processing agreements with any such third party to: (i) comply with applicable Privacy Laws with respect to Personal Information; (ii) act only in accordance with the instructions of the Company or applicable Company Subsidiary; (iii) take appropriate steps to protect and secure Personal Information from data security incidents; and (iv) restrict Processing of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement.

4.14 Taxes.

(a) The Company and the Company Subsidiaries: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are obligated to pay, except with respect to current period Taxes that are not yet due and payable or Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the Unaudited Annual Financial Statements, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than (i) an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes, or (ii) an agreement among only the Company and the Company Subsidiaries.

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Acquisition Closing; or (v) prepaid amount received prior to the Acquisition Closing outside the ordinary course of business.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent or of which the Company and the Company Subsidiaries (or a subset of the foregoing) are the only members).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise by operation of Law (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g) Neither the Company nor any Company Subsidiary has (i) any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.

(h) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) None of the Internal Revenue Service (“IRS”) nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for material Taxes.

(k) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(l) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) The Company does not expect to be a “passive foreign investment company” within the meaning of Section 1297 of the Code for the taxable year that includes the Closing Date. Neither the Company nor any Subsidiary has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to material Taxation in such jurisdiction.

(o) As of the date of this Agreement, to the knowledge of the Company, there are no current facts that would reasonably be expected to prevent or impede (i) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither the Company nor any Company Subsidiary has taken any action, or has any current plan, intention or obligation to take any action, that would reasonably be expected to prevent or impede (i) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p) Neither the Company nor any Company Subsidiary has deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act. The Company and each Company Subsidiary has properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act.

(q) Neither the Company nor any Company Subsidiary has been, is, or immediately prior to the Closing will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

4.15 Environmental Matters. (a) The Company and the Company Subsidiaries are not, and since January 1, 2020, have not been, in violation of applicable Environmental Law; (b) to the Company’s knowledge, none of the real properties currently or formerly owned or leased by the Company or any Company Subsidiary (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company and under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or, to the knowledge of the Company, threatened Action alleging any violation or, or liability under, Environmental Laws, except in each case of the foregoing clauses (a) through (f), as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as whole. The Company has provided all written environmental site assessments, reports, studies or other evaluations in its possession relating to any real properties currently or formerly owned or leased by the Company or any Company Subsidiary.

4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of currently in effect Contracts to which the Company or any Company Subsidiary is a party or bound (such Contracts as are required to be set forth on Section 4.16(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all Contracts with a Material Customer or a Material Supplier involving aggregate payments to or by the Company or any Company Subsidiary in excess of $5,000,000 per year;

(ii) all Contracts evidencing indebtedness for borrowed money and any pledge agreements, security agreements or other collateral agreements pursuant to which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person, in each case, involving an amount (including the amount of any undrawn but available commitments thereunder) greater than $3,000,000;

(iii) all co-broker, partnership, joint venture, strategic alliance, profit sharing, funding, or similar Contracts;

(iv) all Contracts with any Governmental Authority that involve payments by the Company or any Company Subsidiaries in excess of $3,000,000, in the aggregate, over any 12-month period;

(v) all Contracts that materially limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(vi) all Contracts that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(vii) all leases or master leases of personal property with annual payments of $3,000,000 or more in a 12-month period;

(viii) all (A) Licensed IP Agreements and (B) Contracts that involve the license or grant of rights by the Company or any Company Subsidiary to a third party of material Company-Owned IP other than (1) agreements with contractors of the Company or any Company Subsidiary to use Company-Owned IP to the extent necessary for such contractor’s performance of services for the Company or any Company Subsidiary, (2) non-exclusive licenses granted to Company’s customers in the ordinary course, (3) non-disclosure agreements entered into in the ordinary course, or (4) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including contracts that include an incidental license to use the trademarks of the Company for marketing or advertising purposes;

(ix) all Contracts under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier, or grant to any Person the right to purchase goods or services from the Company or any Company Subsidiary on, a “most favored supplier” basis;

(x) all Contracts that relate to the direct or indirect acquisition of any person or business or the disposition of any material assets of the Company or any Company Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) in the last 12 months, in each case, involving payments of $3,000,000 or more, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(xi) all Contracts for a Company Interested Party Transaction; and

(xii) all Contracts involving any resolution or settlement of any actual or threatened Action which require payment in excess of $3,000,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral notice or claim of any such breach, violation or default under any such Material Contract, in each case of the foregoing Section (b)(i) through (iii), except for any such conflicts, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. The Company has made available to SPAC true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.

4.17 Customers and Suppliers. Section 4.17 of the Company Disclosure Schedule sets forth the top five (5) customers of the Company for the 12-month period ended December 31, 2021 (based upon aggregate consideration paid to the Company for goods or services rendered since December 31, 2021) (collectively, the “Material Customers”), and (ii) the top five (5) suppliers of the Company for the 12-month period ended December 31, 2021 (based upon the aggregate consideration paid by the Company for goods or services rendered for the 12-month period ended December 31, 2021) (collectively, the “Material Suppliers”). The Company has not received written notice that any Material Customer or Material Supplier will discontinue or materially alter its relationship with the Company.

4.18 Insurance. The Company maintains, and has maintained, since January 1, 2020, insurance policies and coverage in such amounts and against such risk (i) as is sufficient for compliance with all material contracts to which the Company or any Company Subsidiary is a party or by which it is bound, and (ii) as is sufficient for compliance with all applicable Laws.

4.19 Board Approval; Vote Required.

(a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (i) determined that this Agreement and the Transactions (including the Mergers) are in the best interests of the Company, (ii) approved and adopted this Agreement and the Transactions (including the Mergers) and declared their advisability, and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Transactions (including the Mergers) and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company’s shareholders. The Requisite Company Shareholder Approval is the only vote of the holders of any class or series of capital or other Company Equity Interests necessary to adopt this Agreement and approve the Transactions. The shareholder resolutions of the Company executed and delivered by shareholders of the Company holding sufficient shares of capital of the Company to deliver the Requisite Company Shareholder Approval, would qualify as the Requisite Company Shareholder Approval and no additional approval or vote from any holders of any class or series of capital of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.20 Certain Business Practices.

(a) Since the later of January 1, 2017 or the date(s) when the Company or the applicable Company Subsidiary was established, none of the Company, any Company Subsidiary, or any of their respective directors, officers, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery. The Company has maintained, and has caused each Company Subsidiary to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with applicable Anti-Corruption Laws, and to ensure that all books and records of the Company and each Company Subsidiary accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. None of the Company, any Company Subsidiary, or any of their respective officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Corruption Law.

(b) Since the later of January 1, 2017 or the date(s) when the Company or the applicable Company Subsidiary was established, (i) none of the Company, any Company Subsidiary, or any of their respective directors, officers, employees or agents is or has been a Sanctioned Person; and (ii) none of the Company, any Company Subsidiary, any of their respective directors, employees or officers, or, to the Company’s knowledge, any of their respective agents (x) has transacted business with or for the benefit of any Sanctioned Person, (y) has otherwise violated applicable Sanctions or (z) has violated any Ex-Im Laws. The Company has maintained, and has caused each Company Subsidiary to maintain, sufficient internal controls and procedures to ensure compliance with all applicable Sanctions and Ex-Im Laws.

(c) Since the later of January 1, 2017 or the date(s) when the Company or the applicable Company Subsidiary was established, there have not been any internal or external investigations, audits, actions or proceedings, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

4.21 Interested Party Transactions.

(a) Except for employment relationships, agreements relating to the purchase of the Company’s Equity Securities and/or the payment of cash or equity compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director or executive officer (or equivalent thereof) of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any Material Customer or Material Supplier, or (ii) any contractual arrangement with the Company or any Company Subsidiary, other than indemnity arrangements or directors’ and officers’ liability insurance coverage (each, a “Company Interested Party Transaction”); provided, however, that for clarity, no disclosure shall be required under this Section 4.21 with respect to any matter set forth in the foregoing clauses (i) and (ii) involving any portfolio company of any venture capital, private equity, angel or strategic investor in the Company (except to the extent such disclosure would be required pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.) The Company and the Company Subsidiaries have not, since January 1, 2020, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. To the knowledge of the Company, there are no contracts or legally binding arrangements between the Company or any of the Company Subsidiaries, on the one hand, and any family member of any director or executive officer (or equivalent thereof) of the Company or any of the Company Subsidiaries, on the other hand.

(b) Except for Contracts with any Service Providers (including employee offer letters), there are no contracts, side letters, legally binding arrangements or legally binding understandings between the Company or any Company Subsidiary, on the one hand, and any other person holding capital of the Company, on the other hand, which grant or purport to grant any board observer or governance rights.

4.22 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

4.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or Holdings.

4.24 Control Documents.

(a) Each Company Subsidiary that is a party to any of the Control Documents has full power and authority to enter into, execute and deliver such Control Document to which it is a party and each other agreement, certificate, document and instrument to be executed and delivered by it pursuant to the Control Documents and to perform its obligations thereunder. The execution and delivery by such Company Subsidiary of each Control Document to which it is a party and the performance by such party of its obligations thereunder have been duly authorized by such party. Each Control Document is in full force and effect, and represents the legal, valid and binding obligations of respective Company Subsidiaries, enforceable in accordance with its terms.

(b) Each Company Subsidiary that is a party to any of the Control Documents is not, and to the knowledge of the Company, other parties to the Control Document are not in breach or default in the performance or observance of any of the terms or provisions of such Control Document, and to the knowledge of the Company, none of the parties to any Control Document has sent or received any communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened by any of the parties thereto to the Company’s knowledge.

4.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by the Company pursuant to Section 8.02(e), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to Section 8.02(e) of this Agreement, none of the Company, nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

4.26 Company’s Investigation and Reliance. The Company is a sophisticated Person and has made its own independent investigation, review and analysis regarding the SPAC, Holdings, Merger Sub and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. The Company and its Representatives have been provided with sufficient access to the Representatives, properties, offices, plants and other facilities, books and records of the SPAC, Holdings and Merger Sub and other information that they have requested in connection with their investigation of SPAC, Holdings and Merger Sub and the Transactions. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC, the Sponsor or any of their respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.03(c). Neither SPAC, the Sponsor nor any of its respective shareholders, securityholders, Affiliates or Representatives shall have any liability to the Company, any Company Subsidiary, or any of their respective shareholders, securityholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company, any Company Subsidiary or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the SPAC pursuant to this Agreement. The Company acknowledges that, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the SPAC pursuant to this Agreement, neither the SPAC, the Sponsor nor any of their respective shareholders, securityholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the SPAC, its share trading price or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC, HOLDINGS AND MERGER SUB

Except as set forth in the SPAC SEC Reports or SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”) (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), SPAC hereby represents and warrants to the Company as follows:

5.01 Corporate Organization.

(a) Except to the extent expressly contemplated by the Transactions, each of SPAC, Holdings and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except to the extent expressly contemplated by the Transactions, each of

SPAC, Holdings and Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

5.02 Constitutional Documents. As of the date hereof, each of SPAC, Holdings and Merger Sub has furnished to the Company complete and correct copies of the SPAC Constitutional Documents, the Holdings Constitutional Documents and the Merger Sub Constitutional Documents. Except to the extent expressly contemplated by the Transactions, the SPAC Constitutional Documents, the Holdings Constitutional Documents and the Merger Sub Constitutional Documents are in full force and effect. Neither SPAC, Holdings nor Merger Sub is in violation of any of the provisions of the SPAC Constitutional Documents, the Holdings Constitutional Documents and the Merger Sub Constitutional Documents.

5.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, par value $0.0001 per share, (ii) 20,000,000 SPAC Founders Shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Shares”). As of the date of this Agreement (iv) 6,794,168 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (v) 8,102,103 SPAC Founders Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (vi) no SPAC Class A Ordinary Shares or SPAC Founders Shares are held in the treasury of SPAC, (vii) 16,508,480 SPAC Warrants are issued and outstanding, and (viii) 16,508,480 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Shares issued and outstanding. Prior to the Initial Merger, each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement.

(b) As of the date of this Agreement, the authorized share capital of Merger Sub consists of 5,000,000 shares of Ordinary Shares, par value $0.01 per share (the “Merger Sub Ordinary Shares”). As of the date hereof, 5,000,000 shares of Merger Sub Ordinary Shares are issued and outstanding. All outstanding shares of Merger Sub Ordinary Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Holdings free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Constitutional Documents.

(c) As of the date of this Agreement, the authorized share capital of Holdings consists of 5,000,000,000 shares of Ordinary Shares, par value $0.00001 per share (the “Holdings Ordinary Shares”). As of the date hereof, 5,000,000 shares of Holdings Ordinary Shares are issued and outstanding. All outstanding shares of Holdings Ordinary Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Sponsor free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Holdings Constitutional Documents. The Surviving Company Ordinary Shares being delivered by Holdings pursuant to Section 3.01(a) and the Per Share Merger Consideration being delivered by Holdings hereunder shall be duly and validly issued, fully paid and non-assessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Surviving Company Constitutional Documents.

(d) All outstanding SPAC Class A Ordinary Shares, SPAC Founders Shares and SPAC Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Constitutional Documents.

(e) As of the date of this Agreement, other than this Agreement, the SPAC Warrants (including any SPAC Warrants issued as repayment for any loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions) and the SPAC Founders Shares, SPAC has not issued any Equity Securities of SPAC. All Surviving Company Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any Subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any Subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Support Agreement, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Class A Shares (or, following the Initial Merger, Surviving Company Ordinary Shares) or any of the Equity Securities of SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights, any promissory notes or Working Capital Loan between SPAC and Sponsor, and the SPAC Warrants and pursuant to the Sponsor Support Agreement and this Agreement, there are no outstanding contractual obligations of SPAC to issue, repurchase, redeem or otherwise acquire any SPAC Class A Shares (or, following the Initial Merger, Surviving Company Ordinary Shares). There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.04 Authority Relative to This Agreement. Each of SPAC, Holdings and Merger Sub have all necessary corporate or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC, Holdings and Merger Sub and the consummation by each of SPAC, Holdings and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC, Holdings and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions, other than (a) with respect to the Initial Merger, the approval of the holders of two thirds of the then-outstanding SPAC Class A Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting and by the holders of a majority of the then outstanding shares of Holdings Ordinary Shares and Merger Sub Ordinary Shares, and the filing and recordation of appropriate merger documents as required by the Companies Act and (b) with respect to the other Transactions, the approval of the holders of a majority of the then-outstanding SPAC Class A Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting. This Agreement has been duly and validly executed and delivered by SPAC, Holdings and Merger Sub and constitutes a legal, valid and binding obligation of SPAC, Holdings and Merger Sub, enforceable against SPAC, Holdings and Merger Sub in accordance with its terms subject to the Remedies Exceptions. The SPAC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the SPAC Constitutional Documents shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions.

5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of SPAC, Holdings and Merger Sub do not, and the performance of this Agreement by each of SPAC, Holdings and Merger Sub will not, (i) conflict with or violate the SPAC Constitutional Documents, Holdings Constitutional Documents or the Merger Sub Constitutional Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of SPAC, Holdings and Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC, Holdings and Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC, Holdings and Merger Sub is a party or by which each of SPAC, Holdings or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of SPAC, Holdings and Merger Sub do not, and the performance of this Agreement by each of SPAC, Holdings and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act and other Antitrust Laws, to the extent applicable, and filing and recordation of appropriate merger documents as required by the Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC, Holdings or Merger Sub from performing its material obligations under this Agreement.

5.06 Compliance. Neither SPAC, Holdings nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC, Holdings or Merger Sub or by which any property or asset of SPAC, Holdings or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC, Holdings or Merger Sub is a party or by which SPAC, Holdings or Merger

Sub or any property or asset of SPAC, Holdings or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect. Each of SPAC, Holdings and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC, Holdings or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2022, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has hereto furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC is in material compliance with the filing requirements of Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) Neither SPAC, Holdings nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s, Holdings’ and Merger Sub’s business.

(d) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) As of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g) Notwithstanding anything to the contrary in this Section 5.07, no representation or warranty is made in this Agreement as to the accounting treatment of the SPAC Warrants.

5.08 Business Activities; Absence of Certain Changes or Events.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Constitutional Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Except for this Agreement and the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Since its organization, neither Holdings nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in the Holdings Constitutional Documents and Merger Sub Constitutional Documents, there is no agreement, commitment, or Governmental Order binding upon Holdings or Merger Sub, or to which Holding or Merger Sub, is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Holdings, Merger Sub or any acquisition of property by Holdings or Merger Sub or the conduct of business by Holdings or Merger Sub as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(d) Neither Holdings nor Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(e) Holdings and Merger Sub were incorporated solely for the purpose of effecting the Mergers and have no, and at all times prior to the Acquisition Merger Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

(f) Since September 30, 2022 there has not been a SPAC Material Adverse Effect that is continuing.

5.09 Absence of Litigation. (a) As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority, and (b) as of the Acquisition Closing, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority that would reasonably be expected to have a SPAC Material Adverse Effect. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called quorate and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions (including the Mergers) are in the best interests of SPAC, (ii) approved and adopted this Agreement and the Transactions (including the Mergers and the other Transactions) and declared their advisability, (iii) recommended that the shareholders of SPAC approve and adopt this Agreement and approve the Transactions (including the Mergers and the other Transactions), and directed that this Agreement and the Transactions (including the Mergers and the other Transactions), be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(b) The only vote of the holders of any class or series of share capital of SPAC necessary to approve the Transactions is the affirmative vote of the holders of a majority of the then-outstanding SPAC Class A Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting.

(c) Each of the Holdings Board and the Merger Sub Board, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Mergers are in the best interests of Holdings and Merger Sub, (ii) approved and adopted this Agreement and the Transactions (including the Mergers) and declared their advisability, and (iii) recommended that the sole shareholders of each of Holdings and Merger Sub approve and adopt this Agreement and approve the Transactions (including the Mergers) and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the sole shareholders of each of Holdings and Merger Sub.

(d) The only votes of the holders of any class or series of capital of each of Holdings and Merger Sub that are necessary to approve this Agreement, the Initial Merger, the Acquisition Merger and the other Transactions are the affirmative vote of the holders of a majority of the outstanding shares of each of Holdings Ordinary Shares and Merger Sub Ordinary Shares.

5.11 No Prior Operations of Holdings and Merger Sub. Each of Holdings and Merger Sub was formed solely for the purpose of engaging in Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

5.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Holdings or Merger Sub. SPAC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

5.13 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $70,153,199 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $11,342,945 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at Continental Stock Transfer & Trust Company (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of September 9, 2020, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. Except for the Waiver Letters, there are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their Surviving Company Ordinary Shares pursuant to the SPAC Constitutional Documents) to any portion of the proceeds in the Trust Account. Prior to the Acquisition Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Constitutional Documents. To SPAC’s knowledge, as of the date of this Agreement, following the Acquisition Merger Effective Time, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Acquisition Merger Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of SPAC who shall have exercised their Redemption Rights, (ii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Mergers. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Acquisition Merger Effective Time.

5.14 Taxes.

(a) SPAC, Holdings and Merger Sub: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the financial statements contained in the SPAC SEC Reports, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b) None of SPAC, Holdings nor Merger Sub is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes. SPAC has not entered into any Tax sharing agreement or arrangement with Sponsor or any direct or indirect owner of Sponsor.

(c) None of SPAC, Holdings nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law)

executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Acquisition Closing; or (v) prepaid amount received prior to the Acquisition Closing outside the ordinary course of business.

(d) Each of SPAC, Holdings and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e) None of SPAC, Holdings nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which SPAC is the common parent).

(f) None of SPAC, Holdings nor Merger Sub has any material liability for the Taxes of any person (other than SPAC or Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g) None of SPAC, Holdings nor Merger Sub has (i) any request for a material ruling in respect of Taxes pending between SPAC, Holdings or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.

(h) None of SPAC, Holdings nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) None of SPAC, Holdings nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) None of the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of SPAC, has threatened to assert against SPAC, Holdings or Merger Sub any deficiency or claim for material Taxes.

(k) There are no Tax liens upon any assets of SPAC, Holdings or Merger Sub except for Permitted Liens.

(l) None of SPAC, Holdings nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) None of SPAC, Holdings nor Merger Sub has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) None of SPAC, Holdings nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which SPAC, Holdings or Merger Sub does not file Tax Returns stating that SPAC, Holdings or Merger Sub (as applicable) is or may be subject to material Taxation in such jurisdiction.

(o) SPAC has no Subsidiaries. Holdings has no Subsidiaries other than Merger Sub.

(p) As of the date hereof, to the knowledge of the SPAC, there are no current facts or circumstances that could reasonably be expected to prevent or impede (i) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. None of SPAC, Holdings nor Merger Sub has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede (i) the Initial Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.15 Registration and Listing. As of the date hereof, the issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “PIAI,” and the issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “PIAI.W.” SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. As of the date hereof, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or SPAC Warrants or terminate the listing of SPAC on the New York Stock Exchange. As of the date hereof, none of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares or the SPAC Warrants under the Exchange Act.

5.16 Insurance. Except for directors’ and officers’ liability insurance, SPAC does not maintain any insurance policies.

5.17 Agreements; Contracts and Commitments.

(a) Section 5.17 of the SPAC Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC, Holdings or Merger Sub is party, including contracts by and among SPAC, Holdings or Merger Sub, on the one hand, and any director, officer, shareholder or Affiliate of such parties (the “SPAC Material Contracts”), on the other hand, other than any such SPAC Material Contract that is listed as an exhibit to any SPAC SEC Report.

(b) Neither SPAC nor, to the knowledge of SPAC, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any SPAC Material Contract.

5.18 Title to Property. Neither SPAC, Holdings nor Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which SPAC, Holdings or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

5.19 Employees. Section 5.19 of the SPAC Disclosure Schedule sets forth a true, correct and complete list of employees of each of SPAC, Holdings and Merger Sub. SPAC has no unsatisfied material liability with respect to any officer or director. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any person who is or has been an employee of or independent contractor to SPAC (other than fees paid to consultants, advisors, placement agents or underwriters engaged by SPAC in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such person or (ii) result in forgiveness of indebtedness with respect to any employee of SPAC.

5.20 Intellectual Property. Neither SPAC, Holdings nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any material Intellectual Property. To the knowledge of SPAC, neither SPAC, Holdings nor Merger Sub infringes, misappropriates or violates any Intellectual Property of any other person.

5.21 Investment Company Act. Neither SPAC, Holdings nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.22 SPAC’s, Holdings’ and Merger Sub’s Investigation and Reliance. Each of SPAC, Holdings and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC, Holdings and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, Holdings, Merger Sub, and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither SPAC, Holdings nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(d). Neither the Company nor any of its respective shareholders, Affiliates or Representatives shall have any liability to SPAC, Holdings, Merger Sub, or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, Holdings, Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the

Company pursuant to this Agreement. SPAC, Holdings and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its shareholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

5.23 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the SPAC Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by SPAC, Holdings and Merger Sub pursuant to Section 8.02(d), each of SPAC, Holdings and Merger Sub hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, Holdings, Merger Sub, their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, any of their respective Affiliates or any of their respective Representatives by, or on behalf of, SPAC, Holdings and Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the Company pursuant to Section 8.03(c) of this Agreement, none of SPAC, Holdings, Merger Sub nor any other person on behalf of SPAC, Holdings or Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, any of their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC, Holdings or Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, any of their respective Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

6.01 Conduct of Business by the Company Pending the Mergers.

(a) The Company agrees that, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, except as (x) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or (y) required by applicable Law, unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the Company shall use reasonable best efforts, and shall cause the Company Subsidiaries to use reasonable best efforts to, conduct their business in the ordinary course of business (taking into account recent past practice in light of COVID-19, including COVID-19 Measures by the Company taken prior to the date hereof); and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and other key Service Providers of the Company and the Company Subsidiaries and to preserve, in all material respects, the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations, except as the Company deems reasonably prudent in the conduct of its and the Company’s Subsidiaries’ business (on a consolidated basis).

(b) By way of amplification and not limitation, except as (x) expressly contemplated by any other provision of this Agreement, including any subclause of this Section 6.01(b), or any Ancillary Agreement, and (y) required by applicable Law (including COVID-19 Measures), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change the constitutional documents of the Company or any Company Subsidiary;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Mergers);

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance, directly or indirectly, of, (A) any Equity Securities of SPAC, any Subsidiary of SPAC, the Company or any Company Subsidiary, provided that (1) the exercise or settlement of any Company Options, Company Restricted Shares Awards or Company Warrant in effect on the date of this Agreement, (2) the issuance of Company Ordinary Shares (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Shares and the Company Warrant, or (3) the issuance of any Equity Securities of the Company pursuant to the Permitted Equity Financing, in each case, in effect on the date of this Agreement, in each case, shall not require the consent of SPAC; or (B) any material assets of the Company or any Company Subsidiary, except for (1) dispositions of obsolete or worthless property or property that is no longer used or useful in the business of the Company and its Subsidiaries and (2) transactions solely among the Company and the Company Subsidiaries or solely among the Company Subsidiaries, (3) the sale or provision of goods or services to customers in the ordinary course of business, (4) Permitted Liens, (5) the use of cash or cash equivalents and conversions of cash equivalents into cash or other cash equivalents, in each case, in a manner not prohibited herein, (6) the leasing or subleasing of assets in the ordinary course of business, (7) any involuntary loss, damage or destruction of property, so long as the fair market value of such property is less than $3,000,000 in the aggregate in any fiscal year, (8) dispositions of equipment or real property for fair market value to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (9) the sale or discount, in each case, without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, in a material amount in any year, (10) abandonment, cancellation or disposition of any Intellectual Property which, in the Company’s reasonable business judgment is no longer material in the conduct of the business, taken as a whole, and (11) other dispositions of property for fair market value in a single transaction or a series of related transactions with an aggregate value not to exceed $3,000,000 in the aggregate in any fiscal year;

(iv) acquire any Equity Securities in, or enter into a joint venture with, any other entity (excluding, for the avoidance of doubt, any wholly owned Company Subsidiary);

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital, other than any dividends or other distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any share capital of the Company or any Company Subsidiary, other than (i) acquisitions of any such capital or other Equity Interests of the Company or any Company Subsidiary in connection with the forfeiture or cancellation of such interests or the exercise of Company Options or warrants or settlement of Company Restricted Shares Awards, (ii) transactions between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company, and (iii) the Conversion of the Company Preferred Shares into Company Ordinary Shares as contemplated in this Agreement;

(vii) (A) acquire (including by merger, consolidation, or acquisition of shares or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $3,000,000 in aggregate; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person, or intentionally grant any security interest in any of its assets, except for any such indebtedness among the Company and any wholly-owned Company Subsidiary or among wholly-owned Company Subsidiaries;

(viii) make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), in each case, in excess of $3,000,000, individually or in the aggregate, make any material adverse change in its existing borrowing or lending arrangements for or on behalf of such persons, except (A) advances to employees or officers of the Company or any Company Subsidiaries in the ordinary course of business, (B) prepayments and deposits paid to suppliers of the Company or any Company Subsidiary in the ordinary course of business, and (C) trade credit extended to customers of the Company or any Company Subsidiary in the ordinary course of business;

(ix) make any material capital expenditures (or commit to making any capital expenditures) in excess of $3,000,000, individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to SPAC;

(x) acquire any real property;

(xi) except as required by applicable Law or the terms of any existing Company Benefit Plans as in effect on the date hereof, (A) grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former Service Provider, except for increases in salary or hourly wage rates made in the ordinary course of business to any such Service Provider below the level of executive officers (and any corresponding related bonus opportunity increases); (B) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance, change in control or termination agreement with any current or former Service Provider (other than employment offer letters or engagement letters entered into in the ordinary course of business); (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of Company Options or Company Restricted Shares Awards; or (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of Company employees; except that, in each case and without limiting the generality of the foregoing subclauses (A)–(D), the Company may (1) take action as required under any Plan or other employment or consulting agreement (or offer letter) in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business and (3) make annual or quarterly bonus or commission payments in the ordinary course of business;

(xii) make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by this Agreement or the Transactions or (B) required by a concurrent amendment in GAAP or applicable Law;

(xiii) (A) amend any material Tax Return, (B) change any method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, Tax assessment, Tax claim or other controversy relating to Taxes;

(xiv) (A) materially amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of, any Material Contract or Control Document or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is materially adverse to the Company or any Company Subsidiary, taken as a whole or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, in each case of the foregoing, except in the ordinary course of business or as required by applicable Law;

(xv) knowingly fail to use reasonable best efforts to protect the confidentiality of any material trade secrets constituting Company-Owned IP;

(xvi) permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in material items of Company-Owned IP;

(xvii) waive, release, assign, settle or compromise any Action or threatened Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $3,000,000 individually or $6,000,000 in the aggregate, in each case in excess of insurance proceeds;

(xviii) enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xix) voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties or change coverage in a manner materially detrimental to the Company and the Company Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company Subsidiaries;

(xx) fail to use reasonable best efforts to keep current and in full force and effect without replacement, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; or

(xxi) enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law (including any COVID-19 Measures), and nothing contained in this Section 6.01 shall give to SPAC, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.02 Conduct of Business by SPAC, Holdings and Merger Sub Pending the Mergers. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or otherwise in connection with the PIPE Investment) and except as required by applicable Law, SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Initial Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), SPAC shall use reasonable best efforts to, and shall cause Holdings and Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or otherwise in connection with the PIPE Investment) and as required by applicable Law, neither SPAC, Holdings nor Merger Sub shall, between the date of this Agreement and the Initial Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change the SPAC Constitutional Documents, the Holdings Constitutional Documents, the Merger Sub Constitutional Documents, or form any Subsidiary of SPAC;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital, other than redemptions from the Trust Fund that are required pursuant to the SPAC Constitutional Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Class A Ordinary Shares, SPAC Founders Shares, Surviving Company Ordinary Shares or SPAC Warrants except for redemptions from the Trust Fund and conversion of the SPAC Founders Shares that are required pursuant to the SPAC Constitutional Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital or other Equity Securities of SPAC, Holdings or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares in such share capital, or any other ownership interest (including any phantom interest), of SPAC, Holdings or Merger Sub, except in connection with conversion of the SPAC Founders Shares pursuant to the SPAC Constitutional Documents;

(e) (i) acquire (including by merger, consolidation, or acquisition of shares or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or (iii) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business or except for any promissory notes or Working Capital Loan between SPAC and Sponsor or any loans from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions incurred in the ordinary course of business;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law;

(h) (A) amend any material Tax Return, (B) change any method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, Tax assessment, Tax claim or other controversy relating to Taxes;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC, Holdings or Merger Sub;

(j) amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(k) (i) hire any employee or (ii) adopt or enter into any Company Benefit Plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by SPAC)); or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law. Prior to the Closing Date, each of the Company and SPAC shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, neither the Company nor any of the Company’s Affiliates, securityholders or Representatives has, or shall have at any time prior to the Acquisition Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company or any of its Affiliates, securityholders or Representatives on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives on behalf of itself and its Affiliates, securityholders and Representatives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, Holdings, Merger Sub, or any other person for legal relief against monies or other assets of SPAC, Holdings or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement) in accordance with the terms of this Agreement and the Trust Agreement so long as such claim would not affect SPAC’s ability to fulfil its obligations under the Trust Agreement, including to effectuate the Redemption Rights. In the event that the Company or any of its Affiliates, securityholders or Representatives commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01 No Solicitation.

(a) From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (w) sale of any material assets of the Company and its Subsidiaries, taken as a whole, except for transactions permitted pursuant to Section 6.01(b)(iii)(B), (x) sale of any Company Equity Interests or Equity Securities of any Company Subsidiary, except for those sales permitted pursuant to Section 6.01(b)(iii)(A), (y) listing of any of its Equity Securities on any listing exchange, or (z) merger, joint venture, consolidation, liquidation, dissolution or similar transaction involving the Company and its Subsidiaries, taken as a whole (each, an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Company Equity Interests or any Equity Securities of any of the Company Subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue, permit or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its controlled Affiliates or Representatives to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective controlled Affiliates and Representatives acting on its behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each special purpose acquisition corporation that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of the Company prior to the date hereof.

(b) From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall notify SPAC promptly after receipt by the Company, the Company Subsidiaries or any of their respective securityholders or Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for information relating to the Company or any of the Company

Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party, in each case, that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep SPAC informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(c) If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 9.01, then the Company shall promptly notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d) From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, each of SPAC, Holdings and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or respond to or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of shares or assets or any other business combination expressly involving SPAC and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (a “SPAC Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any SPAC Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a SPAC Alternative Transaction, (iv) commence, continue, permit or renew any due diligence investigation regarding any SPAC Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of SPAC, Holdings and Merger Sub shall, and shall direct their respective Affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any SPAC Alternative Transaction; provided, however, for the avoidance of doubt, nothing in this Section 7.01 shall limit the rights of any Representative or Affiliate of SPAC, including Sponsor, or any of its Representatives with respect to any transaction involving any person (other than SPAC) and any corporation, partnership or other business organization (other than the Company), including any business combination involving a special purpose acquisition company (other than SPAC). The Parties agree that any violation of the restrictions set forth in this Section 7.01 by SPAC, Holdings, Merger Sub or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by SPAC, Holdings and Merger Sub.

(e) From the date of this Agreement and ending on the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 9.01, SPAC shall notify the Company promptly after receipt by SPAC or any of its Representatives of any inquiry or proposal with respect to a SPAC Alternative Transaction, any inquiry that would reasonably be expected to lead to a SPAC Alternative Transaction or any request for information relating to SPAC or for access to the business, properties, assets, personnel, books or records of SPAC by any third party, in each case that is related to an inquiry or proposal with respect to a SPAC Alternative Transaction. In such notice, SPAC shall identify the third party making any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. SPAC shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(f) If SPAC or any of its Representatives receives any inquiry or proposal with respect to a SPAC Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 9.01, then SPAC shall promptly notify such person in writing that SPAC is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

7.02 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, (i) SPAC and Holdings (with the assistance and cooperation of the Company as reasonably requested by SPAC) shall prepare and file with the SEC mutually acceptable materials which shall include a proxy statement / prospectus containing a proxy statement in preliminary form (such initial filing, the “Initial Proxy Statement”, and as amended or supplemented, the “Proxy Statement”) to be filed with the SEC as part of the Registration Statement and sent to the SPAC’s shareholders relating to the meeting of SPAC’s shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held to consider (A) approval and adoption of this Agreement and approval of the Transactions by way of an ordinary resolution pursuant to the Companies Act; (B) the approval and authorization of the Mergers by way of a special resolution pursuant to the Companies Act; (C) the approval and adoption of the legal name of the Surviving Company and the Surviving Company Constitutional Documents, in the form attached as Exhibit B to this Agreement (with such changes as may be agreed in writing by SPAC and the Company) effective as of the Initial Merger Effective Time; (D) any separate or unbundled proposals as are required to implement the foregoing; (E) approval of the issuance of Surviving Company Ordinary Shares as contemplated by this Agreement, and the PIPE Investment, if any, (F) approval and adoption of the Omnibus Incentive Plan;

(G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto; (H) any other proposals the Parties mutually agree are necessary or advisable to effectuate the Mergers; and (I) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (clauses (A), (B), (D) and (E) collectively, the “Required SPAC Proposals”), and (ii) the Company, Holdings and SPAC shall jointly prepare and Holdings shall file with the SEC a registration statement on Form F-4 (such initial filing, the “Initial Registration Statement”, and together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Assumed SPAC Warrants (and the Surviving Company Class A Ordinary Shares issuable upon exercise thereof) and the Surviving Company Ordinary Shares to be issued or issuable in the Mergers to the shareholders of SPAC as of immediately prior to the Initial Merger Effective Time and the shareholders of the Company as of immediately prior to the Acquisition Merger Effective Time, in each case, pursuant to this Agreement. Each of the Company, Holdings and SPAC shall furnish all information concerning such Party as the other Party may reasonably request in connection with such actions and the preparation of the Merger Materials. SPAC, the Company and Holdings each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable, and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall take all actions necessary to cause the Merger Materials to be mailed to its shareholders as of the applicable record date as promptly as practicable (and in any event within five (5) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company, Holdings and SPAC shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, each of the Company and SPAC (i) agrees to promptly provide Holdings with all information concerning the business, management, operations and financial condition of the Company and SPAC, as applicable, and their respective Subsidiaries, in each case, reasonably requested by Holdings for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company or SPAC, as applicable, and their respective Subsidiaries to be reasonably available to Holdings in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement, and any amendments thereto.

(b) No filing of, or amendment or supplement to the Merger Materials will be made by Holdings or SPAC without the approval of SPAC and the Company, respectively (such approval not to be unreasonably withheld, conditioned or delayed). Holdings will advise SPAC and the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Surviving Company Ordinary Shares to be issued or issuable in the Mergers to the shareholders of SPAC as of immediately prior to the Initial Merger Effective Time and the shareholders of the Company as of immediately prior to the Acquisition Merger Effective Time, in each case, pursuant to this Agreement. Holdings will advise SPAC and the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply SPAC with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Mergers. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Holdings or SPAC without the prior consent of SPAC or the Company, respectively (such consent not to be unreasonably withheld, conditioned or delayed), and without providing SPAC or the Company, as applicable, a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c) SPAC represents that the information supplied by it and each of its respective officers, directors and securityholders for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to its shareholders and (iii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to SPAC, Merger Sub, Holdings, or any of their respective officers, directors or securityholders, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Merger Materials, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company and Holdings each represents that the information supplied by it and each of its respective officers, directors and securityholders for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective and (ii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to the Company, Holdings, any Company Subsidiary or any of their respective officers, directors or securityholders, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform SPAC. All documents that the Company and Holdings are responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) Prior to distributing materials to be provided to the shareholders of the Company in connection with soliciting consent from such Persons to the Transactions, the Company shall provide a draft copy of such materials to SPAC. No materials, including any amendment or supplement thereto, will be provided to the shareholders of the Company in connection with soliciting consent from such Persons to the Transactions without the prior written approval of SPAC (such approval not to be unreasonably withheld, conditioned or delayed).

7.03 Company Shareholder Approval. The Company shall (i) obtain and deliver to SPAC, the Requisite Company Shareholder Approval in accordance with the terms and subject to the conditions of the Company Constitutional Documents, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than ten (10) Business Days prior to the date of the SPAC Shareholders’ Meeting, and (ii) take all other action necessary or advisable to secure the Requisite Company Shareholder Approval and, if applicable, any additional consents or approvals of its shareholders related thereto. Promptly following the execution of this Agreement, the Company shall approve and adopt this Agreement and approve the Initial Merger and the other Transactions.

7.04 SPAC Shareholders’ Meeting, Holdings’ Shareholder’s Approval and Merger Sub Shareholder’s Approval.

(a) SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Required SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that SPAC may postpone or adjourn the SPAC Shareholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate (or, if earlier, until the Outside Date) upon the good faith determination by the SPAC Board that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Required SPAC Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 7.09. SPAC shall use its reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Required SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. Subject to Section 7.04(b) and applicable Law, the SPAC Board shall recommend to its shareholders that they approve the Required SPAC Proposals (the “SPAC Recommendation”) and shall include the SPAC Recommendation in the Proxy Statement. Neither the SPAC Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the SPAC Recommendation, or fail to include the SPAC Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any SPAC Alternative Transaction.

(b) Notwithstanding the foregoing, at any time prior to, but not after, obtaining approval of the Required SPAC Proposals, solely in response to a SPAC Intervening Event, the SPAC Board may fail to make, amend, change, withdraw, modify, withhold or qualify the SPAC Recommendation (any such action, a “Change in Recommendation”) if the SPAC Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such SPAC Intervening Event, a failure to make a Change in Recommendation would reasonably be expected to constitute a violation of its fiduciary duties under applicable Law; provided, that the SPAC Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (A) SPAC delivers to the Company a written notice (a “SPAC Intervening Event Notice”) advising the Company that the SPAC Board proposes to take or has taken such action and containing the material facts underlying the SPAC Board’s determination that a SPAC Intervening Event has occurred (it being acknowledged that any SPAC Intervening Event Notice shall not itself constitute a breach of this Agreement), (B) at or after 5:00 p.m., Eastern Time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (such period from the time the SPAC Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (it being understood that any material development with respect to a SPAC Intervening Event shall require a new notice but with an additional five-Business Day (instead of ten-Business Day) period from the date of such notice), the “SPAC Intervening Event Notice Period”), the SPAC Board determines (after consultation with its outside legal counsel) that a failure to make a Change in Recommendation would reasonably be excepted to constitute a violation of its fiduciary duties under applicable Law.

(c) Promptly following the execution of this Agreement, Holdings shall approve and adopt this Agreement and approve the Acquisition Merger and the other Transactions as the sole shareholder of Merger Sub.

7.05 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing Date, the Company and SPAC shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would eliminate the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such elimination or contravention), any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or SPAC, as applicable, and in compliance with all measures implemented by Governmental Authorities in response to COVID-19.

(b) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated May 19, 2022 (the “Confidentiality Agreement”), between SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may disclose to any persons, without limitation of any kind, the Tax treatment and Tax structure of the Transactions, and all materials (including any Tax analysis) that are provided to such person.

7.06 Incentive Equity Plan. Prior to the Closing Date, subject to approval of the shareholders of SPAC, the 2023 Incentive Award Plan, substantially in the form, including with respect to share reserves, attached hereto as Exhibit C (the “Omnibus Incentive Plan”) shall be adopted by the Surviving Company. The maximum number of the Surviving Company Class A Ordinary Shares issuable pursuant to the Omnibus Incentive Plan shall represent up to 10.0% of the total issued and outstanding Ordinary Shares of the Surviving Company immediately after the Closing Date (excluding any outstanding Assumed SPAC Warrants and Assumed Company Warrant), provided that the exact percentage of the Surviving Company Class A Ordinary Shares issuable under the Omnibus Incentive Plan shall be determined by the board of directors of the Company no later than immediately prior to the effectiveness of the Registration Statement. Subject to applicable Law, as soon as reasonably practicable following the Closing Date, the Surviving Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Surviving Company Class A Ordinary Shares issuable under the Omnibus Incentive Plan, and the Surviving Company shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Omnibus Incentive Plan remain outstanding.

7.07 Directors’ and Officers’ Indemnification.

(a) The constitutional documents of the Surviving Company shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the memorandum and articles of association, charter or bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of the Company (collectively, the “D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the constitutional documents or limited liability company agreements of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Closing Date, the Surviving Company shall indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the Company would have been permitted under applicable Law, the Company Constitutional Documents, the constitutional documents or limited liability company agreements of the Company Subsidiary, or any indemnification agreement in effect on the date of this Agreement (as it may be amended) to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) The constitutional documents of the Surviving Company shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the constitutional documents of SPAC and Merger Sub, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of SPAC (the “SPAC D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the memorandum and articles of association, charter or bylaws of SPAC as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of the SPAC D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Closing Date, (i) the Surviving Company shall indemnify and hold harmless each present and former director and officer of SPAC and each present and former officer, manager and member of the Sponsor, in each case, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that SPAC would have been permitted under applicable Law, the SPAC Articles of Association, or any indemnification agreement in effect on the date of this Agreement (as it may be amended) to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); and (ii) the Surviving Company shall indemnify and hold harmless the Sponsor and each present and former director, officer and Affiliate of the Sponsor against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date.

(c) The Company shall obtain and bind as of the Closing Date a pre-paid “tail” policy providing directors’ and officers’ liability, fiduciary liability and employment practice liability insurance (“D&O Insurance”) covering those individuals who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) (the “Company D&O Insurance”) with a reporting period extending six years after the Closing Date on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Surviving Company be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Surviving Company for such insurance policy for the year ended December 31, 2021 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Company will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Closing Date, the Company may purchase a prepaid “tail” policy with respect to the Company D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier, so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Closing Date, the Surviving Corporation will maintain such “tail” policy in full force and effect for a period of no less than six years after the Closing Date and continue to honor its obligations thereunder. The Surviving Company will maintain such “tail” policy in full force and effect for a period of no less than six years after the Closing Date and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and the Surviving Company is unable to obtain the insurance described in this Section 7.07(c) for an amount less than or equal to the Maximum Annual Premium, the Surviving Company will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(d) Prior to the Closing Date, SPAC may, in good faith consultation with the Company, purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those individuals who are currently covered by SPAC’s directors’ and officers’ liability insurance policies (the “SPAC D&O Insurance”). If SPAC elects to purchase such SPAC Tail Policy prior to the Closing Date, the Surviving Company will maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Closing Date and continue to honor SPAC’s obligations thereunder.

(e) With respect to any claims that may be made under the Company D&O Insurance or the SPAC D&O Insurance or any applicable “tail” policies, (i) prior to the Closing Date, SPAC and the Company shall cooperate with the other party as reasonably requested by such other party, and (ii) after the Closing Date, the Surviving Company shall cooperate with any person insured by such policies as reasonably requested by such person. For the avoidance of doubt, any D&O Insurance intended to cover claims arising out of or pertaining to matters existing or occurring after the Closing Date shall be an expense of the Surviving Company following the Acquisition Closing.

(f) The provisions of this Section 7.07 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each SPAC D&O Indemnitee, in each case, who is an intended third-party beneficiary of this Section 7.07; and (ii) are in addition to any rights such D&O Indemnitees or SPAC D&O Indemnitees may have under the constitutional documents of the Surviving Company or its Subsidiaries, as the case may be, or under any applicable Contracts (including the indemnification agreements referred to in this Section 7.07) or Laws and not intended to, nor shall be construed or shall release or impair any rights to directors’ and officers’ and other D&O Indemnitees’ insurance claims under any policy that is or has been in existence with respect to SPAC, the Company, the Surviving Company or their respective Subsidiaries for any of their respective directors or officers, other employees or other D&O Indemnitees (it being understood and agreed that the indemnification provided for in this Section 7.07 is not prior to or in substitution of any such claims under such policies).

(g) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.07 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on the Surviving Company and all successors and assigns of the Surviving Company. In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Company shall assume, at and as of the closing of the applicable transaction referred to in this Section 7.07(g) all of the obligations set forth in this Section 7.07.

(h) On the Closing Date, the Surviving Company shall enter into mutually acceptable indemnification agreements, reasonably satisfactory to each of the Company, SPAC and the indemnified parties therein, with the directors and officers of the Surviving Company following the Acquisition Closing, which indemnification agreements shall continue to be effective following the Acquisition Closing. For the avoidance of doubt, the indemnification agreements with the directors and officers of SPAC prior to the Acquisition Closing in effect as of the date of this Agreement (as it may be amended) shall continue to be effective following the Acquisition Closing, and the Surviving Company shall continue to honor SPAC’s obligations thereunder. For the avoidance of doubt, the indemnification agreements with and covering the directors and officers and other D&O Indemnitees of the Company prior to the Acquisition Closing in effect as of the date of this Agreement (as it may be amended) shall continue to be effective following the Acquisition Closing, and the Surviving Company shall continue to honor the Company’s obligations thereunder.

7.08 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Acquisition Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

7.09 Further Action; Reasonable Best Efforts; PIPE Investment.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Acquisition Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) From the date of this Agreement until the earlier of the termination of this Agreement and the Initial Merger Effective Time, each of the Parties shall, and each of them shall cause its respective Subsidiaries, controlled Affiliates and Representatives to, reasonably cooperate in a timely manner in connection with any additional financing arrangement the parties may mutually agree to seek in connection with the Transactions, including the PIPE Investment. Without limiting the generality of the foregoing, upon the mutual agreement of SPAC and the Company, each of the Parties shall, and each of them shall cause its respective Subsidiaries, controlled Affiliates and Representatives to (a) provide such information and assistance as any of the other Parties may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries), (b) granting such access to the other Parties and its Subsidiaries and Representatives as may be reasonably necessary for a third party’s due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted only upon mutual agreement by SPAC and the Company during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, SPAC or their respective Subsidiaries or Representatives.

7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Party; provided that no Party shall be required to obtain consent pursuant to this Section 7.10 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 7.10. Furthermore, nothing contained in this Section 7.10 shall prevent SPAC or the Company and/or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

7.11 Stock Exchange Listing. The Company will use its reasonable best efforts, and each of SPAC and Holdings will use is reasonable best efforts to cooperate with the Company, to (a) cause the Surviving Company Class A Ordinary Shares to be issued in connection with the Transactions (including the Surviving Company Class A Ordinary Shares to be issued in the PIPE Investment), and the Assumed SPAC Warrants (and the Surviving Company Class A Ordinary Shares issuable upon exercise thereof) to be approved for listing on the Listing Exchange at the Acquisition Closing, and (b) cause the Surviving Company to meet all the applicable initial listing requirements of the Listing Exchange, including any requisite public float requirement. During the period from the date hereof until the Initial Merger Effective Time, SPAC shall use its reasonable best efforts to keep the SPAC Class A Ordinary Shares and SPAC Warrants listed for trading on the Listing Exchange.

7.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than fifteen (15) Business Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable, under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) SPAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such material written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any material written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in-person, video or telephonic meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (vi) to remove references concerning the valuation of the Company, and (vii) as necessary to comply with contractual arrangements.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

7.13 Trust Account; SPAC Operating Account. As of the Acquisition Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Articles of Association will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Mergers or otherwise, and no shareholder of SPAC shall be entitled to receive any amount from the Trust Account. Prior to the Acquisition Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Acquisition Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer to SPAC all funds held in the Trust Account after deducting all amounts to be paid pursuant to the exercise of Redemption Rights (to be held as available cash for immediate use on the balance sheet of the Surviving Company and to be used (a) to pay the Company’s and SPAC’s unpaid transaction expenses in connection with this Agreement and the Transactions in accordance of Section 9.03 of this Agreement and (b) thereafter, for working capital and other general corporate purposes of the business following the Acquisition Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

7.14 Tax Matters.

(a) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to each of (i) the Initial Merger and (ii) the Acquisition Merger. Each of SPAC, Holdings, Merger Sub, the Company and the Company Subsidiaries shall (i) use its commercially reasonable efforts to: (A) cause the Initial Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code to which SPAC and Holdings are parties within the meaning of Section 368(b) of the Code, (B) cause the Acquisition Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which Holdings, Merger Sub and the Company are parties within the meaning of Section 368(b) of the Code, and (C) not (and not permit or cause any of their Affiliates, Subsidiaries or Representatives to) take any action which to its knowledge would reasonably be expected to materially prevent or impede (I) the Initial Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code or (II) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, in each case, as described above, and (ii) report (A) the Initial Merger as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the Acquisition Merger as a transaction qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, in each case, as described above unless otherwise required pursuant to applicable law.

(b) If, in connection with the preparation and filing of the Registration Statement, Proxy Statement or other similar filing, the SEC requires that Tax opinions be prepared and submitted in such connection, SPAC and the Company shall deliver, and shall cause each of their respective Subsidiaries to deliver, to Goodwin Procter LLP and Wilson Sonsini Goodrich Rosati, Professional Corporation (or, in each case, other nationally recognized Tax counsel described in this Section 7.14(b)), respectively, customary Tax representation letters satisfactory to its Tax counsel, dated and executed as of the date the Registration Statement, Proxy Statement or similar filing shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such Tax counsel in connection with the preparation and filing of the Registration Statement, Proxy Statement or other similar filing, and, if required, SPAC shall cause Goodwin Procter LLP (or such other nationally recognized Tax counsel to SPAC reasonably satisfactory to the Company) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Tax treatment described in Section 7.14(a) should apply to the Initial Merger and, if required, the Company shall cause Wilson Sonsini Goodrich Rosati, Professional Corporation (or such other nationally recognized Tax counsel to the Company reasonably satisfactory to SPAC) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Tax treatment described in Section 7.14(a) should apply to the Acquisition Merger.

(c) All transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs incurred in connection with this Agreement shall be paid by SPAC.

7.15 Directors. The Company and Holdings shall take all necessary action so that immediately after the Acquisition Merger Effective Time, the board of directors of the Surviving Company is comprised of up to seven directors, which shall initially include the director nominees set forth on Schedule C, which may include, at the request of the Company, one director designated by Sponsor who qualifies as “independent” under applicable SEC and stock exchange rules and who is reasonably acceptable to the Company.

7.16 SPAC Public Filings. From the date hereof through the Acquisition Closing, SPAC will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

7.17 Litigation.

(a) In the event that any Action related to this Agreement or the transactions contemplated hereby is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or the SPAC Board by any of SPAC’s shareholders prior to the Acquisition Closing, SPAC shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the Company’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) In the event that any Action related to this Agreement or the transactions contemplated hereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the Board of the Company by any of Company’s shareholders prior to the Acquisition Closing, the Company shall promptly notify SPAC of any such Action and keep the SPAC reasonably informed with respect to the status thereof. The Company shall provide SPAC the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to SPAC’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

7.18 PCAOB Financial Statements. As promptly as reasonably practicable, but in no event later than February 28, 2023, the Company shall deliver to SPAC and Holdings (a) the audited consolidated balance sheets of the Company and the Company Subsidiaries and the related audited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and the Company Subsidiaries as of and for any year-to-date period and as of and for the end of any fiscal quarter and any pro forma financial statements, in each case, that are required to be included in the Initial Proxy Statement and Initial Registration Statement for the two years ended December 31, 2020 and 2021, and (b) the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of June 30, 2022, and the related unaudited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and the Company Subsidiaries for the six months ended June 30, 2021 and 2022 (collectively, the “PCAOB Financial Statements”). From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall use reasonable best efforts to promptly deliver to SPAC and Holdings any unaudited consolidated balance sheets of the Company and the Company Subsidiaries and the related unaudited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and the Company Subsidiaries as of and for the end of any fiscal quarter and any required pro forma financial statements, in each case, that are required to be included in the Proxy Statement and Registration Statement. All such financial statements, together with any audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and the Company Subsidiaries that are required to be included in the Proxy Statement or Registration Statement, as applicable, (A) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) in the case of any audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board and contain an unqualified report of the Company’s auditor and (C) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

7.19 Overseas Securities Offering and Listing Filings. If the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) released by CSRC on December 24, 2021 shall have been formally enacted and become effective (such formally enacted and effective version, the “Final Administrative Measures”), the Company shall keep current and timely file all necessary documents required by CSRC and otherwise comply in all material respects with its filing obligations under the Final Administrative Measures and other applicable Laws (if any).

ARTICLE VIII

CONDITIONS TO THE MERGERS

8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Holdings, SPAC and Merger Sub to consummate the Initial Closing, are subject to the satisfaction or waiver by each of SPAC and the Company (where permissible) at or prior to the Initial Merger Effective Time of the following conditions:

(a) Requisite Company Shareholder Approval. The shareholders resolutions constituting the Requisite Company Shareholder Approval, shall have been delivered to SPAC.

(b) SPAC Shareholders’ Approval. The Required SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Proxy Statement, the Companies Act, the SPAC Articles of Association, and the rules and regulations of the New York Stock Exchange and applicable Law.

(c) No Order. No Governmental Authority shall have enacted, issued or enforced any Governmental Order which is then pending or in effect and has or would have the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d) Reserved.

(e) Proxy Statement and Registration Statement. Each of the Proxy Statement and the Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Proxy Statement or the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Proxy Statement or the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Stock Exchange Listing. The Surviving Company Class A Ordinary Shares to be issued pursuant to this Agreement (including the PIPE Investment, if any, and the Assumed SPAC Warrants and the Surviving Company Class A Ordinary Shares issuable upon exercise thereof) shall have been approved for listing on the Listing Exchange, subject only to official notice of listing thereof.

(g) SPAC Net Tangible Assets. Either: (i) SPAC shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the SPAC constitutional documents and after giving effect to the PIPE Investment or (ii) the Surviving Company Ordinary Shares to be issued pursuant to this Agreement shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

The obligations of the Company, Holdings, SPAC and Merger Sub to consummate the Acquisition Closing are subject to the satisfaction or waiver by each of SPAC and the Company (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:

(h) Initial Closing. The Initial Closing shall have been completed as provided in Section 2.02(b).

8.02 Conditions to the Obligations of SPAC, Holdings and Merger Sub. The obligations of SPAC, Holdings and Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver by SPAC (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03, Section 4.04 and Section 4.23 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 4.08(a) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, and (iii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time; provided, that, for purposes of this Section 8.02(b), the Company shall only be deemed to have not performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time if the Company has materially breached such a covenant or agreement and failed to cure such breach within five (5) days after written notice of such breach has been delivered by SPAC to the Company (or if earlier, the Outside Date).

(c) No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect has occurred.

(d) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver by the Company (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC, Holdings and Merger Sub contained in (i) Section 5.01, Section 5.03(b), Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.08(f) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, (iii) Section 5.03(a) and Section 5.03(d) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Holdings, SPAC, Merger Sub, or their Affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC, Holdings and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time; provided, that, for purposes of this Section 8.03(b), the SPAC, Holdings or Merger Sub shall only be deemed to have not performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time if SPAC, Holdings or Merger Sub, as applicable, has materially breached such a covenant or agreement and failed to cure such breach within five (5) days after written notice of such breach has been delivered by the Company to SPAC (or if earlier, the Outside Date).

(c) Deferred Underwriting Commission Waiver Letter. Each of the Waiver Letters shall remain enforceable in accordance with its terms and shall have not been withdrawn or become invalid.

(d) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.01 Termination. This Agreement may be terminated, and the Mergers and the other Transactions may be abandoned at any time prior to the Acquisition Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Acquisition Merger Effective Time shall not have occurred prior to September 13, 2023 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the proximate cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c) by either SPAC or the Company (i) upon rejection by China Cybersecurity Review Technology and Certificate Center of the Transactions under the New Measures for Cybersecurity Review issued by the CAC and certain other Governmental Authorities on January 4, 2022, or (ii) if the Final Administrative Measures shall have been formally enacted and become effective, and the Transaction is rejected by CSRC of pursuant to the Final Administrative Measures;

(d) by either SPAC or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Mergers;

(e) by the Company if any of the Required SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting);

(f) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) or 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that SPAC has not waived such Terminating Company Breach expressly in writing and SPAC, Holdings and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement and such material breach is the proximate cause of the failure of the condition set forth in Sections 8.02(a) or 8.02(b); provided, further, that, if such Terminating Company Breach is curable by the Company prior to the Outside Date, SPAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise their best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company;

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC, Holdings or Merger Sub set forth in this Agreement, or if any representation or warranty of SPAC, Holdings or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) or 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided, that the Company has not waived such Terminating SPAC Breach expressly in writing and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement and such material breach is the proximate cause of the failure of the condition set forth in Sections 8.03(a) or 8.03(b); provided, further, that, if such Terminating SPAC Breach is curable by SPAC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as SPAC, Holdings and Merger Sub continue to exercise their best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC;

(h) by SPAC at any time before the Company delivers to SPAC the Requisite Company Shareholder Approval, in the event the Company fails to deliver the shareholder resolutions constituting the Requisite Company Shareholder Approval to SPAC within five (5) Business Days of the Registration Statement becoming effective pursuant to Section 7.03; or

(i) by SPAC at any time before the Company delivers to SPAC the PCAOB Financial Statements, in the event the Company fails to deliver the PCAOB Financials Statements within 75 days of the date hereof pursuant to Section 7.18.

9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Section 7.05(b) (Continued Effect of Confidentiality Agreement), this Section 9.02 (Effect of Termination) and Article X (General Provisions) and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful material breach of this Agreement by a party hereto occurring prior to such termination.

9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated; provided that SPAC and the Company shall each pay one half of the filing fee for the Notification and Report Forms filed under the HSR Act, if any, and one half of any filing fee payable in connection with the Proxy Statement or Registration Statement; provided, further, that if the Acquisition Closing is consummated, the Surviving Company shall be responsible for paying the SPAC Transaction Expenses and the Company Transaction Expenses. Notwithstanding the immediately preceding sentence or anything to the contrary in this Agreement or any other Transaction Document, to the extent that: (a) the aggregate SPAC Transaction Expenses; exceed (b) the combined proceeds from (x) the funds held in the Trust Account at Closing (after deducting all the amounts to be paid pursuant to the exercise of the Redemption Rights, but prior to payment of any SPAC Transaction Expenses or other liabilities of the SPAC, the Company or any of their respective Affiliates or Representatives), plus (y) the gross proceeds raised from the portion of the PIPE Investment that was procured through the efforts led by the SPAC, its Affiliates and/or Representatives (such excess, the “Overage Amount”), the Sponsor shall (or shall cause an Affiliate of Sponsor to) purchase, pursuant to a PIPE Subscription Agreement, a number of Surviving Company Class A Ordinary Shares or other Equity Securities of the Surviving Company having an aggregate value equal to the Overage Amount, either (A) on the best terms, including purchase price, pursuant to which Surviving Company Class A Ordinary Shares or other Equity Securities of the Surviving Company shall have been sold to any Person, other than the Sponsor, pursuant to the PIPE Investment or, (B) if no Surviving Company Class A Ordinary Shares or other Equity Securities of the Surviving Company shall have been sold to any Person, other than the Sponsor, pursuant to the PIPE Investment, on terms mutually agreed by the Sponsor and the Company, which shall in no event be worse in any material respect to the Sponsor than the best terms, including price, that the SPAC and the Company mutually agree prior to the Closing Date to offer to any Person, other than Sponsor, to purchase Surviving Company Class A Ordinary Shares or other Equity Securities of the Surviving Company in connection with a potential PIPE Investment. For the avoid of doubt and notwithstanding anything to the contrary in this Agreement, prior to the Outside Date, other than as set forth in this Section 7.11, Section 7.19 and Section 9.03, the Company shall not be required to advance or pay for any costs or expenses incurred in connection with this Agreement and the Transactions.

9.04 Amendment. This Agreement may be amended in writing: (a) by the parties hereto at any time prior to the Acquisition Merger Effective Time; and (b) by the Surviving Company and the Sponsor following the Acquisition Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto prior to the Acquisition Merger Effective Time and by the Surviving Company and the Sponsor following the Acquisition Merger Effective Time.

9.05 Waiver. At any time prior to the Acquisition Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, Holdings or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC, Holdings or Merger Sub contained herein or in any document delivered by SPAC, Holdings and/or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of SPAC, Holdings or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC, Holdings or Merger Sub prior to the Acquisition Merger Effective Time, or to Holdings after the Initial Merger Effective Time:

Prime Impact Acquisition I

132 E San Carlos Street, Suite 12

San Jose, CA 95112

Attention: Mark Long

Email: mark.long@primeimpactcapital.com

with a copy to (but shall not constitute notice):

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention: Dan Espinoza

Email: DEspinoza@goodwinlaw.com

if to the Company prior to the Acquisition Merger Effective Time, or to the Surviving Subsidiary Company after the Acquisition Merger Effective Time to:

8/F, Desheng Hopson Fotune Plaza

13-1 Deshengmenwai Avenue

Xicheng District, Beijing 100088, China

Attention: Lei Zhang

Email: zhanglei@cheche365.com

with copies to (but shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

Unit 2901, 29F, Tower C, Beijing Yintai Centre

No. 2 Jianguomenwai Avenue

Chaoyang District, Beijing 100022

The People’s Republic of China

Attention: Dan Ouyang, Esq./Ronnie K. Li, Esq.

Email: douyang@wsgr.com/keli@wsgr.com

10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Acquisition Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Acquisition Closing (and there shall be no liability after the Acquisition Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Acquisition Closing and then only with respect to any breaches occurring after the Acquisition Closing and (b) this Article X and any corresponding definitions set forth in Article I.

10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07, Section 10.11 and Section 3.03(e) (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the Cayman Islands applicable to contracts executed in and to be performed in the Cayman Islands. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the federal courts of the State of New York sitting in New York, New York or any appellate courts thereof. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10 Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any Action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

10.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to common law fraud with scienter against the person who committed such common law fraud with scienter, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

10.12 Conflicts and Privilege. SPAC, Holdings, and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company and the Surviving Subsidiary Company), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Agreement or the Transactions arises from or after the Closing between or among (x) the Sponsor, the shareholders or holders of other Equity Securities of SPAC, or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Subsidiary Company) (collectively, the “SPAC Group”), on the one hand, and (y) the Surviving Subsidiary Company and/or the Company or any of its Subsidiaries or Affiliates, on the other hand, Goodwin Procter LLP (“Goodwin”), may represent the Sponsor and/or any other member of the SPAC Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Subsidiary Company, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing unrelated matters for the Surviving Subsidiary Company and/or the Sponsor. SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Subsidiary Company), further agree that, as to all legally privileged communications made prior to the Closing (in each case to the extent made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor and/or any other member of the SPAC Group, on the one hand, and Goodwin, on the other hand (the “Goodwin Privileged Communications”), the attorney/client privilege, attorney work-product protection, and the expectation of client confidence shall survive the Acquisition Merger and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Subsidiary Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Subsidiary Company. SPAC and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no person may use or rely on any of the Goodwin Privileged Communications, whether located in the records or email server of SPAC, Surviving Subsidiary Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and SPAC and the Company agree not to assert that any privilege has been waived as to the Goodwin Privileged Communications, by virtue of the Acquisition Merger.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Merger Sub, the Company and Holdings have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRIME IMPACT ACQUISITION I

By:	/s/ Mark Long
Name:	Mark Long
Title:	Founder, Co-CEO, and CFO

CHECHE MERGER SUB INC.

By:	/s/ Zhang Lei
Name:	Zhang Lei
Title:	Director

CHECHE GROUP INC.

By:	/s/ Zhang Lei
Name:	Zhang Lei
Title:	Director

CHECHE TECHNOLOGY INC.

By:	/s/ Zhang Lei
Name:	Zhang Lei
Title:	Director

EXHIBIT A

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

EXHIBIT B

FORM OF CONSTITUTIONAL DOCUMENTS OF SURVIVING COMPANY

EXHIBIT C

FORM OF OMNIBUS INCENTIVE PLAN

SCHEDULE A

Company Knowledge Parties

SCHEDULE B

Key Company Shareholders

SCHEDULE C

Holdings Director Nominees

SCHEDULE I

CERTAIN DIRECTORS AND ADVISORS OF SPAC

SCHEDULE II

COMPANY MATERIAL ADVERSE EFFECT KNOWLEDGE PARTIES